Exhibit 10.1

$350,000,000

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 12, 2022

by and among

CORECIVIC, INC.,
as Borrower,

the Lenders referred to herein,

and

ALTER DOMUS PRODUCTS CORP.,
as Administrative Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Initial Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit I	-	Form of Lender Authorization and Consent

SCHEDULES

Schedule 1.1(a)	-	Existing Letters of Credit
Schedule 1.1(b)	-	Existing Loans, Advances and Investments
Schedule 1.1(c)	-	Book Value of Designated Assets
Schedule 6.1(a)	-	Jurisdictions of Organization and Qualification
Schedule 6.1(b)	-	Subsidiaries and Capitalization
Schedule 6.1(i)	-	ERISA Plans
Schedule 6.1(l)	-	Material Indebtedness
Schedule 6.1(m)	-	Labor and Collective Bargaining Agreements
Schedule 6.1(u)	-	Litigation
Schedule 8.21	-	Post-Closing Matters
Schedule 10.1	-	Existing Indebtedness
Schedule 10.2	-	Existing Liens
Schedule 10.7	-	Transactions with Affiliates

vi

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 12, 2022, by and among CORECIVIC, INC., a Maryland corporation (the “Borrower”), the lenders party hereto pursuant to an authorization and consent in the form attached hereto as Exhibit I (each such authorization, a “Lender Authorization and Consent”) (together with the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders), and ALTER DOMUS PRODUCTS CORP., a Delaware corporation, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1  Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Administrative Agent” means Alter Domus, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 12.6.

“Administrative Agent Fee Letter” means that certain fee letter dated as of the date hereof, by and between Borrower and Alter Domus, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of such Person) that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.  As used in this definition, the term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agecroft” means Agecroft Prison Management Limited, incorporated in England and Wales.

“Agecroft Note” means the Subordinated Loan Agreement among Agecroft, the Borrower and Sodexho Alliance S.A., dated July 6, 1998, in the original aggregate principal amount of £6,309,000.

“Agreement” means this Third Amended and Restated Credit Agreement.

“Alter Domus” means Alter Domus Products Corp., a Delaware corporation.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio:

Pricing Level	Consolidated Total Leverage Ratio	Commitment Fee	BSBY Rate +	Base Rate +
I	Greater than or equal to 4.00 to 1.00	0.55%	4.50%	3.50%
II	Greater than or equal to 3.50 to 1.00, but less than 4.00 to 1.00	0.50%	3.75%	2.75%
III	Greater than or equal to 3.00 to 1.00, but less than 3.50 to 1.00	0.45%	3.25%	2.25%
IV	Greater than or equal to 2.50 to 1.00, but less than 3.00 to 1.00	0.40%	3.00%	2.00%
V	Less than 2.50 to 1.00	0.35%	2.75%	1.75%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) that is ten (10) Business Days after receipt by the Administrative Agent of the Officer’s Compliance Certificate pursuant to Section 7.2 for the most recently ended fiscal quarter of the Borrower; provided that (a) the Applicable Margin shall be based on Pricing Level III until the first Calculation Date occurring after the first full fiscal quarter after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 7.2 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date.  The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 7.1 or 7.2 is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Revolving Credit Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Total Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.4.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 4.1(c) and 11.2 nor any of their other rights under this Agreement or any other Loan Document.  The Borrower’s obligations under this paragraph shall survive the termination of the Revolving Credit Commitments and the repayment of the Obligations.

“Appraisal” means an appraisal pursuant to which the Appraised Value of an Eligible Asset (or other asset for which an Asset Lien Value is being determined) has been determined in accordance with the definition of “Appraised Value”.

“Appraised Value” means with respect to any Eligible Asset for which an appraisal is required pursuant to Sections 8.18 or 8.19 or for determining Asset Lien Value, the appraised value determined by a commercial appraiser selected by the Administrative Agent using either (a) the cost approach or (b) the business value of the Eligible Asset (or other asset for which an Asset Lien Value is being determined) based primarily on the cash flows of such Eligible Asset.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means the disposition of any or all of the assets (including the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary thereof whether by sale, lease, transfer or otherwise.  The term “Asset Disposition” shall not include any Equity Issuance.

“Asset Lien Value” means, with respect to a Lien on assets of the Borrower and its Restricted Subsidiaries, the greater of (a) the fair market value of the asset(s) subject to such Lien based on recent appraisals delivered to and reasonably acceptable to the Administrative Agent and (b) the net book value of such asset(s), in each case determined at the time such Lien is created.

“Asset Swap” means an exchange of assets other than cash, Cash Equivalents or Capital Stock of the Borrower or any Subsidiary by the Borrower or a Restricted Subsidiary of the Borrower for (a) one or more Permitted Businesses, (b) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses and/or (c) one or more real estate properties.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.10), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Finance Lease of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Finance Lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2021, and the related Consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Available Tenor”  means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.8(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% per annum, (c) the BSBY Rate for a one month Interest Period, determined daily (the “Daily BSBY Rate”) in effect on such day plus 1.00% per annum and (d) 1.00%.  If the Administrative Agent shall have determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain the Federal Funds Rate or the Daily BSBY Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Rate, the Base Rate shall be determined without regard to clause (b) or clause (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Daily BSBY Rate, as applicable, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Daily BSBY Rate, as applicable, respectively.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

“Benchmark” means, initially, BSBY; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to BSBY or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.8(b)(i).  Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)         the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(b)         the sum of (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; or

(c)         the sum of (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention for determining replacement benchmark rates and related adjustments, including any recommendations made by a Relevant Governmental Body, for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided, that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.  If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than zero, such Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement, the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)          if the then-current Benchmark is BSBY, an adjustment (which may be a positive or negative value or zero) equal to the BSBY Long-Term Spread Adjustment for such Available Tenor (or a Corresponding Tenor) as of the Reference Time the Benchmark Replacement is first set and is displayed on a screen or other information service that publishes such adjustment from time to time as selected by Lender; and

(b)         if the then-current Benchmark is not BSBY, an adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent as the adjustment for such Available Tenor (or a Corresponding Tenor) giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement, including any applicable recommendations made by a Relevant Governmental Body, for Dollar-denominated syndicated credit facilities at such time;

provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 4.8 will not be a term rate, the Available Tenor of such Benchmark for purposes of Section 4.8 shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be at the end of an Interest Period and no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)        in the case of clause (a) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) are no longer available or permitted to be used for determining the interest rate of Dollar-denominated syndicated loans, or shall cease;

(b)          in the case of clause (b) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of (i) the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or (ii) the Governmental Authority exercising regulatory authority over the Lenders not to be compliant with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness or non-compliance, as the case may be, will be determined by reference to the most recent statement or publication referenced in such clause (b) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(c)        in the case of clause (c) of the definition of “Benchmark Transition Event”, a date and time determined by the Administrative Agent as administratively feasible in its reasonable discretion and no later than 90 days following the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a), (b) or (c) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark available hereunder (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof), a Governmental Authority having jurisdiction over such administrator with respect to its publication of such Benchmark (or such component), or a Governmental Authority having jurisdiction over the Lenders, in each case, acting in such capacity, identifying a specific date after which all Available Tenors of such Benchmark (or such component thereof) (i) shall or will no longer be made available or permitted to be used for determining the interest rate of Dollar-denominated syndicated loans, or (ii) shall or will otherwise cease; provided that, at the time of such statement or publication, to the extent related solely to unavailability or cessation of such Benchmark, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative, or a public statement or publication of information by or on behalf of any Governmental Authority exercising regulatory supervisory authority over the Lenders identifying a specific date after which all Available Tenors of the Benchmark are not or will no longer be compliant with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; or

(c)        if the then-current Benchmark is BSBY, one or more public statements or publications of information by the administrator of the Benchmark (including a “Technical Note” published on the BSBY Website) announcing or indicating, in effect, that a BSBY Final Step Event has occurred for all Available Tenors of BSBY.

“Benchmark Unavailability Period” means, so long as a Benchmark Transition Event has occurred, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8.

“Beneficial Ownership Certification” means, with respect to the Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially in the form provided by Administrative Agent or such other form satisfactory to the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bloomberg” means Bloomberg Index Services Limited (or a successor administrator of BSBY).

“Borrower” has the meaning assigned thereto in the introductory paragraph hereof.

“Borrower Materials” has the meaning assigned thereto in Section 7.6.

“BSBY” means the Dollar wholesale funding rate known as BSBY (the Bloomberg Short-Term Bank Yield Index) and provided by Bloomberg as administrator of such rate.

“BSBY Final Step Event”  means, for any Available Tenor, either (i) the twentieth (20th) consecutive Government Securities Business Day or (ii) the thirtieth (30th) Government Securities Business Day within a rolling ninety (90)-day period on which BSBY is calculated in accordance with “Level 6” (or any successor final step) of the “Alternative Calculation Waterfall” defined or set forth in BSBY’s index methodology and rulebook, as published on the BSBY Website.

“BSBY Loan” means any Loan bearing interest determined with reference to the BSBY Rate (other than pursuant to clause (c) of the definition of “Base Rate”).

“BSBY Long-Term Spread Adjustment” means the most recently dated “BSBY SOFR 5Y Spread Adjustment” published on the BSBY Website.

“BSBY Rate” means, for any Interest Period, the rate per annum equal to the greater of (a) the product obtained by multiplying (i) the BSBY Screen Rate determined as of the Reference Time for such Interest Period with a term equivalent to such Interest Period by (ii) the Regulatory Reserve Rate and (b) zero.

“BSBY Screen Rate” means, for any day, BSBY as published as of the Reference Time on the applicable Bloomberg or Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time), provided that if the BSBY Screen Rate for any Available Tenor is not published as of the Reference Time and a Benchmark Replacement Date with respect to BSBY has not occurred, then the BSBY Screen Rate for such Available Tenor as of such Reference Time shall be the BSBY Screen Rate as published in respect of the first preceding Government Securities Business Day for which the BSBY Screen Rate was published, so long as such first preceding Government Securities Business Day is not more than three (3) Government Securities Business Days prior to such Reference Time.

“BSBY Website” means the “Bloomberg Short-Term Bank Yield Index” website at https://www.bloomberg.com/professional/product/indices/bsby/ (or any successor website).

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close, and as it relates to BSBY, a Government Securities Business Day.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means, to pledge to the Administrative Agent, for the benefit of one or more of any Issuing Lender, the Swingline Lender or the Lenders, or deposit into an account with a Lender subject to a control agreement, for the benefit of any Issuing Lender, the Swingline Lender or the other Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent, the applicable Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, the applicable Issuing Lender and the Swingline Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalent” means:  (a) Dollars; (b) Government Securities having maturities of not more than one year from the date of acquisition; (c) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of twelve months or less from the date of acquisition; (d) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender party to this Agreement or with any domestic commercial bank having capital and surplus in excess of $500,000,000 and one of the two highest rating categories obtainable from either Moody’s or S&P; (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (d) above; (f) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition; and (g) money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Cash Management Agreement with a Credit Party or any of its Subsidiaries.

“Cash Management Obligations” means all existing or future payment and other obligations owing by any Credit Party or any of its Subsidiaries under any Cash Management Agreement (which such Cash Management Agreement is permitted hereunder) with any Cash Management Bank.

“Change in Control” means an event or series of events by which (a) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), shall obtain ownership or control in one or more series of transactions of more than thirty-five percent (35%) of the outstanding common stock or thirty-five percent (35%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower, (b) there shall have occurred under any indenture, contract or agreement evidencing any Material Indebtedness (including any Senior Unsecured Notes) any “change in control” or similar event (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Borrower to offer to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein or (c) a majority of the members of the board of directors of the Borrower cease to be Continuing Directors.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Extension of Credit, refers to whether such Loan, or the Loans comprising such Extension of Credit, are Revolving Credit Loans, Swingline Loans, Initial Term Loans or Incremental Term Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Initial Term Loan Commitment or Incremental Term Loan Commitment.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.1 shall be satisfied or waived in a manner acceptable to the Lenders.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

“Collateral Agreement” means the collateral agreement, dated as of the date hereof, executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Commitment” means with respect to any Lender, such Lender’s Revolving Credit Commitment, Initial Term Loan Commitment, L/C Commitment and Incremental Term Loan Commitment (if any).

“Commitment Fee” has the meaning assigned thereto in Section 4.3(a).

“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage or Initial Term Loan Percentage, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Conforming Changes” means, with respect to either the use or administration of the Benchmark, or any Benchmark Replacement, any technical, administrative or operational changes (including, for example and not by way of limitation or prescription, changes to the definition of “Base Rate,” the definition of “BSBY” or “BSBY Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, the definition of “Regulatory Reserve Rate,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.9 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate in connection with the use or administration of the Benchmark or to reflect the adoption and implementation of any Benchmark Replacement or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period, plus (a) an amount equal to any extraordinary, unusual or non-recurring charges, plus any net loss realized by the Borrower or any of its Restricted Subsidiaries in connection with an Asset Disposition, to the extent such charges or losses were deducted in computing such Consolidated Net Income, plus (b) provision for taxes based on income or profits of the Borrower and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus (c) Consolidated Interest Expense for such period, whether paid or accrued and whether or not capitalized, to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (d) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including minority interest expense, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Borrower and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (e) non-cash items (including gains attributable to minority interests) increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, minus (f) extraordinary, unusual or non-recurring gains to the extent such gains were included in computing such Consolidated Net Income, in each case, on a Consolidated basis and determined in accordance with GAAP.  For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, any Permitted Acquisitions (if accounted for as a merger or consolidation) and any Asset Dispositions (excluding any Asset Disposition for an aggregate consideration of $10,000,000 or less) closed during such period, including adjustments reflecting any non-recurring costs and any extraordinary expenses of any Permitted Acquisitions and any Asset Dispositions closed during such period calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of Consolidated EBITDA for such period to the Consolidated Fixed Charges for such period.  In the event that the Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated and on or prior to the date as of which the calculation of the Consolidated Fixed Charge Coverage Ratio is made (the “Consolidated Fixed Charges Calculation Date”), then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio:  (i) acquisitions that have been made by the Borrower or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Consolidated Fixed Charges Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Consolidated Fixed Charges Calculation Date, shall be excluded, and (iii) the Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Consolidated Fixed Charges Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges will not be obligations of the Borrower or any of its Restricted Subsidiaries following the Consolidated Fixed Charges Calculation Date.

For purposes of making the computations referred to above, the pro forma change in Consolidated EBITDA projected by the Borrower in good faith as a result of reasonably identifiable and factually supportable cost savings and costs, as the case may be, expected to be realized during the consecutive four-quarter period commencing after an acquisition or similar transaction (the “Savings Period”) will be included in such calculation for any reference period that includes any of the Savings Period; provided that any such pro forma change to such Consolidated EBITDA will be without duplication for cost savings and costs actually realized and already included in such Consolidated EBITDA.  If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) will have made any Investment, acquisition, disposition, merger or consolidation or discontinued operations that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Restricted Subsidiaries in accordance with GAAP:  (a) Consolidated Interest Expense, whether paid or accrued, excluding amortization of debt issuance costs and original issue discount and other non-cash interest payments, plus, (b) the consolidated interest that was capitalized during such period, plus, (c) any interest expense on Indebtedness of another Person that is a Guaranty Obligation of the Borrower or one of its Restricted Subsidiaries or secured by a Lien on assets of the Borrower or one of its Restricted Subsidiaries, whether or not such Guaranty Obligation or Lien is called upon, plus, (d) the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock, other than (1) dividends on Capital Stock payable in Capital Stock of the Borrower (other than Disqualified Stock) or (2) dividends to the Borrower or a Restricted Subsidiary of the Borrower, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local effective cash tax rate of the Borrower, expressed as a decimal, plus, (e) regularly scheduled installments of principal payable with respect to all Consolidated Total Indebtedness (but excluding any balloon payments due at maturity).

“Consolidated Interest Expense” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the interest expense (including interest expense attributable to Finance Leases and all net payment obligations pursuant to Hedging Agreements) of the Borrower and its Restricted Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Borrower and its Restricted Subsidiaries, for any period, the aggregate of the Net Income of the Borrower and its Restricted Subsidiaries for such period, on a Consolidated basis, determined in accordance with GAAP; provided that:  (a) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the Borrower or a Restricted Subsidiary, (b) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (c) the cumulative effect of changes in accounting principles will be excluded and (d) the Net Income or loss of any Unrestricted Subsidiary will be excluded, whether or not distributed to the Borrower or one of its Subsidiaries.

“Consolidated Secured Debt” means as of any date of determination with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by a Lien on any asset or property of the Borrower or any of its Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Secured Debt as of such date minus (ii) the aggregate amount of domestic Unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date in an amount not to exceed $100,000,000 to (b) Consolidated EBITDA for the most recently ended period of four (4) consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 7.1 ending on or immediately prior to such date.

“Consolidated Tangible Assets” means the total assets, less goodwill and other intangibles, shown on the Borrower’s most recent Consolidated balance sheet, determined on a Consolidated basis in accordance with GAAP less all write-ups (other than write-ups in connection with acquisitions) subsequent to the Closing Date in the book value of any asset (except any such intangible assets) owned by the Borrower or any of its Restricted Subsidiaries.

“Consolidated Total Indebtedness” means, as of any date of determination with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Borrower and its Restricted Subsidiaries.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Total Indebtedness on such date minus (ii) the aggregate amount of domestic Unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date in an amount not to exceed $100,000,000 to (b) Consolidated EBITDA for the most recently ended period of four (4) consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 7.1 ending on or immediately prior to such date.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Borrower who (a) was a member of such board of directors on the Closing Date or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

 “Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor; provided that if any Available Tenor does not correspond to a tenor applicable to the Unadjusted Benchmark Replacement, the closest corresponding tenor of the Unadjusted Benchmark Replacement shall be applied, or if two tenors of the Unadjusted Benchmark Replacement correspond equally to such Available Tenor, the corresponding tenor of the shorter duration shall be applied.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Initial Term Loan Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 11.1 that with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 4.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, the Initial Term Loan, any Incremental Term Loan, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Designated Asset Contract” means each of the following contracts pursuant to which the Borrower or any of its Restricted Subsidiaries has granted (a) an option to purchase a Designated Asset for the Designated Asset Value or (b) a right of reversion of all or a portion of the Borrower or a Restricted Subsidiary’s ownership in such Designated Assets, in each case as in effect on the date of this Agreement:  (i) Contract Number CSP 901412 between the Ohio Department of Rehabilitation and CoreCivic, Inc. regarding Lake Erie Correctional Institution; (ii) Contract No. 467-019-955259-1, dated July 24, 1996, between the Georgia Department of Corrections and CoreCivic, Inc. regarding Coffee Correctional Facility; (iii) Contract No. 467-019-955259-2, dated July 24, 1996, between the Georgia Department of Corrections and CoreCivic, Inc. regarding Wheeler Correctional Facility; (iv) Agreement, dated October 6, 1998, between the Tallahatchie County Correctional Authority and Corrections Corporation of America regarding the Tallahatchie County Correctional Facility; (v) Contract for Facility Development - Design, Build, dated July 22, 1998, between the Montana Department of Corrections and Corrections Corporation of America regarding Crossroads Correctional Center; (vi) Agreement dated September 16, 2010 between the Georgia Department of Corrections and CoreCivic, Inc. regarding Jenkins Correctional Center; (vii) Correctional Services Contract, dated October 1, 2014, between the State of Oklahoma Department of Corrections and CoreCivic, Inc. regarding Davis Correctional Facility; (viii) Incarceration Agreement, dated June 1, 2017, between the State of Tennessee, Department of Correction and Hardeman County, Tennessee and the related Contract for the Lease of Whiteville Correctional Facility, dated October 9, 2002, between Hardeman County, Tennessee and Corrections Corporation of America; (ix) Agreement dated December 16, 2015, between the State of Arizona Department of Corrections and CoreCivic, Inc. regarding Red Rock Correctional Center; (x) Lease Agreement dated December 9, 2019, between the Commonwealth of Kentucky and CoreCivic, Inc. regarding Southeast Correctional Complex; and (xi) any contract entered into after the Closing Date under which the Borrower or any of its Restricted Subsidiaries has granted (a) an option to purchase a Designated Asset for the Designated Asset Value or (b) a right of reversion of all or a portion of its ownership in such Designated Asset; provided that such contract is entered into in the ordinary course of business, is consistent with past practices and is authorized by a resolution of the board of directors of the Borrower set forth in an officer’s certificate, in form and substance reasonably satisfactory to the Administrative Agent, certifying that such contract has been approved by a majority of the members of the board of directors of the Borrower and the option to purchase or right to reversion in such contract is on terms the board of directors of the Borrower has determined to be reasonable and in the best interest of the Borrower.

 “Designated Asset Value” means the aggregate consideration specified in a Designated Asset Contract to be received by the Borrower or a Restricted Subsidiary upon the exercise of an option to acquire a Designated Asset pursuant to the terms of a Designated Asset Contract.

“Designated Assets” means those Subject Facilities owned by the Borrower or any of its Restricted Subsidiaries that are located in Lecanto, Florida; Nichols, Georgia; Alamo, Georgia; Millen, Georgia; Tutwiler, Mississippi; Shelby, Montana; Conneaut, Ohio; Holdenville, Oklahoma; Whiteville, Tennessee; Eloy, Arizona (Red Rock Correctional Center); Wheelwright, Kentucky; and other Subject Facilities acquired by the Borrower or a Restricted Subsidiary after the Closing Date, in each case so long as, and to the extent that, the Borrower or such Restricted Subsidiary has granted an option to purchase such Subject Facility (or provided for the reversion of the Borrower’s (or such Restricted Subsidiary’s) ownership interest in all or a portion of such Subject Facility) pursuant to a Designated Asset Contract.  The book value of each of the Subject Facilities designated as Designated Assets as of December 31, 2021 is set forth on Schedule 1.1(c).

 “Designated Non-Cash Consideration” means the fair market value of the total consideration received by the Borrower or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate of the Borrower, setting forth the basis of such valuation, executed by the Borrower’s principal executive officer or principal financial officer, less the amount of cash or Cash Equivalents received in connection with the Asset Disposition, in form reasonably satisfactory to the Administrative Agent; provided, however, that if the Designated Non-Cash Consideration is in the form of Indebtedness, the total amount of such Designated Non-Cash Consideration outstanding at one time shall not exceed the greater of (a) $25,000,000 and (b) 2.50% of Consolidated Tangible Assets.

“Disputes” means any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.

“Disqualified Stock” means any Capital Stock issued by any Credit Party that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, prior to the date that is six (6) months after the Revolving Credit Maturity Date.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the provisions of this Agreement.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons, whether pursuant to a “plan of division” or similar arrangement pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under the laws of any other applicable jurisdiction and pursuant to which the Dividing Person may or may not survive.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States or any State within the United States, but excluding any United States territories.

“EEA Financial Institution” means (a) any credit institution or investment firm, established in any EEA Member Country, that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country, that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution, established in an EEA Member Country, that is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Asset” means an unencumbered Subject Facility of the Credit Parties that, with respect to a Prison Facility, has active management contracts with at least one Governmental Counterparty.

“Eligible Assignee” means any Person that satisfies all of the requirements to be an assignee under Section 13.10(b)(iii), (iv), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.10(b)(iii)).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding six (6) years been maintained for the employees of any Credit Party or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (by Governmental Authorities and other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals and orders of courts or Governmental Authorities, relating to the protection of the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Issuance” means any issuance by the Borrower or any Restricted Subsidiary to any Person that is not a Credit Party of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with the Borrower or any Subsidiary of the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Erroneous Payment” has the meaning assigned thereto in Section 12.12(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events specified in Section 11.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excluded Hedging Obligation” means, with respect to any Subsidiary Guarantor, any Hedging Obligation if, and to the extent that, all or a portion of the guaranty of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Hedging Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 13.25 and any other “keepwell, support or other agreement” for the benefit of such Subsidiary Guarantor and any and all guarantees of such Subsidiary Guarantor’s Hedging Obligations by other Credit Parties) at the time the guaranty of such Subsidiary Guarantor, or a grant by such Subsidiary Guarantor of a security interest, becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Credit Commitment (other than pursuant to an assignment request by the Borrower under Section 4.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of April 17, 2018, by and among the Borrower, the lenders party thereto and Citizens Bank, N.A., as successor to Bank of America, N.A., as administrative agent.

“Existing Letters of Credit” means those letters of credit issued pursuant to the Existing Credit Agreement, existing prior to the Closing Date and identified on Schedule 1.1(a).

“Existing TLB Credit Agreement” means that certain Term Loan Credit Agreement dated as of December 18, 2019, by and among the Borrower, the lenders party thereto and Nomura Corporate Funding Americas, LLC, as administrative agent.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, (iv) such Lender’s Initial Term Loan Percentage of the Initial Term Loan then outstanding, and (v) the aggregate principal amount of all Incremental Term Loans made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, for any day, a rate per annum (expressed as a decimal) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means, collectively, the Administrative Agent Fee Letter and all letter agreements among the Borrower and certain of the Lenders in connection with the Credit Facility.

“Finance Lease” means any lease of any property by the Borrower or any of its Restricted Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a finance lease on a Consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Fiscal Year” means each fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, as each of the foregoing is now or hereafter in effect and any successor statute to any of the foregoing.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 13.9) consistent with the prior financial practice of the Borrower and its Subsidiaries.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States, any State within the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Counterparty” means the government of the United States, any State within the United States, any municipality or other political subdivision thereof and any agency, authority or instrumentality of any of them.

“Government Securities” means securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities).

“Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in Government Securities.

“Guaranty Obligation” means, with respect to the Borrower and its Restricted Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person including, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, or toxic substances under any Environmental Law, (b) that are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which requires investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law, (e) that are deemed to constitute a nuisance or a trespass because they pose a health or safety hazard to Persons or neighboring properties under any Environmental Law, or (f) that contain asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil or nuclear fuel.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Hedging Agreement with a Credit Party or any of its Subsidiaries permitted hereunder.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Hedging Obligations” means all existing or future payment and other obligations owing by any Credit Party or any of its Subsidiaries under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Hedge Bank.

“HMT” means Her Majesty’s Treasury.

“IFRS” means the International Financial Reporting Standards set by the International Accounting Standards Board (or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the SEC, as the case may be) or any successor thereto, as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary that conducts no business or activities other than those necessary to maintain its existence and does not have assets with an aggregate book value in excess of $100,000.

“Incremental Revolving Credit Commitment Effective Date” means the date, which shall be a Business Day, on or before the Revolving Credit Maturity Date, but no earlier than thirty (30) days after the date of delivery of the applicable Incremental Revolving Credit Commitment Notification (unless a shorter period is agreed to by the affected Lenders), on which each of the applicable increases to the Revolving Credit Commitment shall become effective pursuant to Section 2.7.

“Incremental Revolving Credit Commitment Notification” has the meaning assigned thereto in Section 2.7.

“Incremental Term Loan Amendment” means each agreement executed pursuant to Section 2.8 by the Borrower and an existing Lender or a Person not theretofore a Lender, as applicable, and acknowledged by the Administrative Agent and each Subsidiary Guarantor, providing for an Incremental Term Loan hereunder, acknowledging that any Person not theretofore a Lender shall be a party hereto and have the rights and obligations of a Lender hereunder, and setting forth the Incremental Term Loan Commitment of such Lender.

“Incremental Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make Incremental Term Loans to or for the account of the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate obligations of all Lenders to make the Incremental Term Loans, as applicable to the account of the Borrower, as such amount may be increased, reduced or otherwise modified at any time or from time to time.

“Incremental Term Loan Effective Date” means the date, which shall be a Business Day, on or before the Revolving Credit Maturity Date, but no earlier than thirty (30) days after the date of delivery of the applicable Incremental Term Loan Notification (unless a shorter period is agreed to by the affected Lenders), on which each of the Incremental Term Loan Lenders shall make Incremental Term Loans to the Borrower pursuant to Section 2.8.

“Incremental Term Loan Lender” has the meaning assigned thereto in Section 2.8(b).

“Incremental Term Loan Notification” has the meaning assigned thereto in Section 2.8(a).

“Incremental Term Loans” means any incremental term loans made to the Borrower pursuant to Section 2.8, and all such incremental term loans collectively as the context requires.

“Indebtedness” means, with respect to the Borrower and its Restricted Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:

(a)         all liabilities, obligations and indebtedness for borrowed money including obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)        all obligations to pay the deferred purchase price of property or services of any such Person (including all obligations under non-competition, earn-out or similar agreements), excluding trade payables arising in the ordinary course of business;

(c)          the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Finance Leases and Synthetic Leases;

(d)         all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (but excluding any such Indebtedness arising as a result of a Lien on the Capital Stock of Agecroft);

(e)          all Guaranty Obligations of any such Person;

(f)        all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;

(g)          all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of Capital Stock of such Person; and

(h)          all Net Hedging Obligations.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  For the avoidance of doubt and without any implication to the contrary, lease obligations with respect to Operating Leases shall not constitute Indebtedness for purposes of this Agreement.

“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

“Information” has the meaning assigned thereto in Section 13.11.

“Initial Term Loan” means the term loan made on the Closing Date pursuant to Section 2.9 in the initial aggregate principal amount of One Hundred Million Dollars ($100,000,000).

“Initial Term Loan Commitment” means, as to any Lender, the obligation of such Lender to make a portion of the Initial Term Loan to the Borrower on the Closing Date in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on the Register.

“Initial Term Loan Facility” means the term loan facility established pursuant to Section 2.9.

“Initial Term Loan Lenders” means the Lenders holding the Initial Term Loan.

“Initial Term Loan Maturity Date” means the earliest to occur of (a) May 12, 2026 (or if such day is not a Business Day, then the immediately preceding Business Day) and (b) the date of acceleration of the Initial Term Loan by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a).

“Initial Term Loan Note” means a promissory note made by the Borrower in favor of an Initial Term Loan Lender evidencing the portion of the Initial Term Loan made by such Initial Term Loan Lender, substantially in the form of Exhibit A-3.

“Initial Term Loan Percentage” means, with respect to any Initial Term Loan Lender at any time, the percentage of the total outstanding principal balance of the Initial Term Loan represented by the outstanding principal balance of such Initial Term Loan Lender’s Initial Term Loan.

“Interest Period” has the meaning assigned thereto in Section 4.1(b).

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure of any Person and any confirming letter executed pursuant to such agreement.

“Investments” means, with respect to any Person, without duplication, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guaranty Obligations or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means each Revolving Credit Lender that has agreed to act as an “Issuing Lender” hereunder by separate written agreement of which the Administrative Agent has received notice.

“L/C Commitment” means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Borrower from time to time in an aggregate amount equal to the amount set forth opposite the name of each such Issuing Lender on the Register or otherwise separately agreed to by such Issuing Lender (which agreement shall be delivered to the Administrative Agent promptly upon execution).  The L/C Commitment of any Issuing Lender may be changed after the Closing Date by agreement of such Issuing Lender and the Borrower (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all the Lenders other than the applicable Issuing Lender.

“L/C Sublimit” means the lesser of (a) One Hundred Million Dollars ($100,000,000) and (b) the Revolving Credit Commitment.

“Lender” means each Person executing this Agreement as a Lender (including the applicable Issuing Lender and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 2.7, Section 2.8 or Section 13.10.

“Lender Addition and Acknowledgment Agreement” means each agreement executed pursuant to Section 2.7 by the Borrower and an existing Lender or a Person not theretofore a Lender, as applicable, and acknowledged by the Administrative Agent and each Subsidiary Guarantor, providing for an increase in the Revolving Credit Commitment hereunder, acknowledging that any Person not theretofore a Lender shall be a party hereto and have the rights and obligations of a Lender hereunder, and setting forth the Revolving Credit Commitment of such Lender.

“Lender Authorization and Consent” has the meaning assigned thereto in the introductory paragraph hereof.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the applicable Issuing Lender from time to time, requesting the applicable Issuing Lender to issue a Letter of Credit.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Finance Lease or other title retention agreement relating to such asset and having substantially the same economic effect as any of the foregoing.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Subsidiary Guaranty Agreement, the Security Documents, the Fee Letters and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any Restricted Subsidiary in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement and any Cash Management Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loan-to-Value Requirement” means, at any time, the requirement that the Mortgaged Properties at such time have an aggregate Appraised Value such that the sum of the principal amount of the Initial Term Loan and any Incremental Term Loans outstanding at such time and the Revolving Credit Commitments in effect at such time is not more than 50% of such aggregate Appraised Value.

“Loans” means the collective reference to the Revolving Credit Loans, the Swingline Loans, the Initial Term Loan and any Incremental Term Loans, and “Loan” means any of such Loans.

“Material Adverse Effect” means a material adverse effect on (a) the properties, business, operations or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole, or (b) the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to perform their obligations under the Loan Documents to which they are parties.

“Material Indebtedness” means (a) any Indebtedness or Guaranty Obligations of the Borrower or any of its Restricted Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $25,000,000 per annum, (b) the Senior Unsecured Notes and any documents related thereto, and (c) the documentation governing any Qualified Trust Indebtedness.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Lenders in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Property” means any Eligible Asset that is subject to a Mortgage and the other requirements set forth in Section 8.19(b).

“Mortgages” means the collective reference to each mortgage, deed of trust, deed to secure debt or other real property security document encumbering any real property now or hereafter owned by any Credit Party, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Credit Party in favor of the Administrative Agent, for the ratable benefit of the Secured Parties.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

“Net Hedging Obligations” means, as of any date, the Termination Value of any such Hedging Agreement on such date.

“Net Income” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:  (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with:  (i) any Asset Disposition; or (ii) the disposition of any securities by the Borrower or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of the Borrower or any of its Restricted Subsidiaries (whether by redemption, repurchase, defeasance, repayment or otherwise), and any related premiums, fees and expenses, (b) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, (c) any impairment losses (including those resulting from impairment of goodwill recorded on the Consolidated financial statement of the Borrower and its Restricted Subsidiaries pursuant to FASB ASC 350 - Intangibles - Goodwill and Other and those resulting from impairment or disposal of long-lived assets recorded on the Consolidated financial statements of the Borrower or a Restricted Subsidiary pursuant to FASB ASC 360 - Property, Plant, and Equipment), (d) any loss resulting from the change in fair value of a derivative financial instrument pursuant to FASB ASC 815 - Derivatives and Hedging, (e) amortization of debt issuance costs and (f) any Capital Stock-based compensation expense.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Asset” has the meaning assigned to it in Section 8.18(c).

“Notes” means the collective reference to the Revolving Credit Notes, the Initial Term Loan Notes, the Swingline Note and any promissory notes evidencing Incremental Term Loans.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising:  (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Hedging Obligations, (d) all Cash Management Obligations and (e) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Restricted Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations shall exclude any Excluded Hedging Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form of Exhibit F.

“Operating Lease” means, as to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that would have been treated as an operating lease for purposes of GAAP prior to the effectiveness of FASB ASC 842.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.12).

“Participant” has the meaning assigned thereto in Section 13.11(d).

“Participant Register” has the meaning assigned thereto in Section 13.11(d).

“PATRIOT Act” has the meaning assigned thereto in Section 13.22.

“Payment Recipient” has the meaning assigned thereto in Section 12.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to the provisions of Title IV of ERISA or Section 412 of the Code and that (a) is maintained for the employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any of its current or former ERISA Affiliates.

“Permitted Acquisition” means any Investment by the Borrower or any Restricted Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if such acquisition meets all of the following requirements:

(a)          the Person or business to be acquired shall be engaged primarily in a Permitted Business;

(b)        if such transaction is a merger or consolidation, the Borrower or a Restricted Subsidiary shall be the surviving Person and no Change in Control shall have been effected thereby;

(c)        the Borrower shall deliver to the Administrative Agent such documents as are reasonably requested by the Administrative Agent pursuant to Section 8.11 to be delivered at the time required pursuant to Section 8.11;

(d)        in the case of any acquisition with an aggregate purchase price greater than $100,000,000, no later than five (5) Business Days prior to the proposed closing date of such acquisition, the Borrower (A) shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent, and (B) shall have delivered to, or made available for inspection by, the Administrative Agent substantially complete Permitted Acquisition Diligence Information, which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(e)          no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition; and

(f)         the Borrower shall provide such other documents and other information as may be reasonably requested by the Administrative Agent in connection with the acquisition.

“Permitted Acquisition Diligence Information” means with respect to any acquisition proposed by the Borrower or any Restricted Subsidiary, to the extent applicable, all material financial information, all material contracts, all material customer lists, all material supply agreements, and all other material information, in each case, reasonably requested to be delivered to the Administrative Agent in connection with such acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).

“Permitted Acquisition Documents” means with respect to any acquisition proposed by the Borrower or any Restricted Subsidiary, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other material agreement evidencing such acquisition, including all legal opinions and each other material document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Business” means the business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date, including the privatization of governmental services and the acquisition, development, ownership, operation and leasing of real property intended to be leased primarily to Governmental Authorities of or within the United States, and businesses reasonably related to the foregoing or ancillary or incidental thereto or a reasonable extension thereof.

“Permitted Investments” means:

(a)          any Investment in the Borrower or in a Restricted Subsidiary of the Borrower;

(b)          any Investment in cash or Cash Equivalents;

(c)          any Permitted Acquisition;

(d)          any Investment made as a result of the receipt of Purchase Notes or non-cash consideration (including Designated Non-Cash Consideration) from an Asset Disposition that was made pursuant to and in compliance with Section 10.4;

(e)          any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Borrower;

(f)          any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(g)          Hedging Obligations;

(h)        other Investments in any other Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (h), not to exceed $200,000,000 outstanding at any one time;

(i)          payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(j)          loans or advances to employees made in the ordinary course of business of the Borrower or any Restricted Subsidiary in an aggregate principal amount not to exceed $5,000,000 outstanding at any one time;

(k)         stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(l)          Investments in existence on the Closing Date and set forth on Schedule 1.1(b);

(m)        Guaranty Obligations issued in accordance with Section 10.1;

(n)          Investments that are made with Capital Stock of the Borrower (other than Disqualified Stock of the Borrower);

(o)         any Investment by the Borrower or any Restricted Subsidiary of the Borrower in joint ventures in a Permitted Business, when taken together with all other Investments made pursuant to this subsection (o), not to exceed $100,000,000 outstanding at any one time; and

(p)         any Investment in any Person that is not at the time of such Investment, or does not thereby become, a Restricted Subsidiary in an aggregate amount (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (p) since the Closing Date (but, to the extent that any Investment made pursuant to this clause (p) since the Closing Date is sold or otherwise liquidated for cash, minus the lesser of (i) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (ii) the initial amount of such Investment) not to exceed ten percent (10%) of Consolidated Tangible Assets; provided that such Person is engaged primarily in a Permitted Business.

For all purposes of this Agreement, if an Investment meets the criteria of more than one of the types of Permitted Investments described in the above clauses, the Borrower (i) shall have the right to determine in its sole discretion the clause to which such Investment is to be allocated, (ii) shall not be required to allocate the amount of such Investment to more than one of such clauses, (iii) may elect in its sole discretion to apportion such item of Investment between or among any two or more of such clauses, and (iv) may reallocate or reclassify all or any part of such Investment between or among any one or more of such clauses at any time and from time to time, provided that, at the time such reallocation or reclassification, such Investment meets the requirements of the clause to which reallocated or reclassified.

“Permitted Liens” means the Liens permitted pursuant to Section 10.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prime Rate” means, at any time, the per annum rate of interest identified as the U.S. “Prime Rate” last published by The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other commercially available source as the Administrative Agent may reasonably select).  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that such rate shall not necessarily be the lowest or best rate charged by any Lender to its customers or other banks.

“Prison Facility” means any prison, correctional, detention, juvenile or residential reentry facility owned or operated by the Borrower or any of its Restricted Subsidiaries and any other facility used by the Borrower or any of its Restricted Subsidiaries in the operation of a Permitted Business.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned thereto in Section 7.6.

“Purchase Notes” means notes or other obligations received by any Credit Party in connection with an Asset Disposition of an Unoccupied Subject Facility that is otherwise permitted pursuant to Section 10.4.

“Qualified Trust” means a trust or other special purpose vehicle formed for the sole purpose of, and which is limited by its charter or other organizational documents to conduct no business other than, issuing Qualified Trust Preferred Stock and lending the proceeds from such issuance to the Borrower.

“Qualified Trust Indebtedness” means Indebtedness of the Borrower or its Restricted Subsidiaries to a Qualified Trust (a) in an aggregate principal amount not exceeding the amount of funds raised by such trust from the issuance of Qualified Trust Preferred Stock and (b) that by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the Qualified Trust or the holder of any Qualified Trust Preferred Stock), or upon the happening of any event, does not mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Qualified Trust or any holder of the Qualified Trust Preferred Stock, in whole or in part, on or prior to the date that is 91 days after the Revolving Credit Maturity Date; provided that such Qualified Trust Indebtedness may be redeemed pursuant to its terms upon a change of control of the Borrower if the terms of such Qualified Trust Indebtedness (a) define a “change of control” in a manner that is not more expansive or inclusive than the change of control definition contained in this Agreement and (b) explicitly provide that no payment shall be made with respect to such Indebtedness upon a “change of control” unless such payment is permitted by the provisions of this Agreement.

“Qualified Trust Preferred Stock” means a preferred stock or preferred interest in a Qualified Trust the net proceeds from the issuance of which are used to finance Qualified Trust Indebtedness and that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Qualified Trust Preferred Stock), or upon the happening of any event, does not mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Qualified Trust Preferred Stock, in whole or in part, on or prior to the date that is 91 days after the Revolving Credit Maturity Date.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is BSBY, 8:00 a.m. on the day that is two Government Securities Business Days preceding the date of such setting, and (2) if such Benchmark is not BSBY, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Indebtedness” means any refinancings, refundings, renewals, extensions or exchanges: provided that (i) such Refinancing Indebtedness is an aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Indebtedness being refinanced, refunded, renewed, extended or exchanged plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith, (ii) such Refinancing Indebtedness has a later or equal final maturity and a longer or equal weighted average life than the Indebtedness being refinanced, refunded, renewed, extended or exchanged, (iii) the covenants, events of default and any Guaranty Obligations in respect thereof, taken as a whole, shall not be materially less favorable to the Borrower and its Restricted Subsidiaries (as determined by the Administrative Agent in its reasonable discretion) than those contained in the Indebtedness being refinanced, refunded, renewed, extended or exchanged (or, with respect to covenants, than those prevailing in the then current market), (iv) such Refinancing Indebtedness is not secured by any assets other than those securing the Indebtedness being refinanced or other assets having substantially equivalent or lesser value, (v) such Refinancing Indebtedness shall not be guaranteed by or otherwise recourse to any Person other than the Person(s) to whom the Refinancing Indebtedness is recourse or by whom it is guaranteed, in each case as of the time of such refinancing, refunding, renewal, extension or replacement, and (vi) at the time of, and after giving effect to, such refinancing, refunding, renewal, extension or exchange, no Default or Event of Default shall have occurred and be continuing.

“Register” has the meaning assigned thereto in Section 13.10(c).

“Regulatory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any basic, marginal, special, emergency supplemental or other reserve requirements) expressed as a decimal that are prescribed by the Federal Reserve Board for determining the reserve requirements to which the Lenders are subject with respect to BSBY Loans. The Regulatory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

 “Reimbursement Obligation” means the obligation of the Borrower to reimburse the applicable Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“Required Lenders” means, at any date, any combination of Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders; provided that the Total Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, at any date, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the sum of the aggregate amount of the Revolving Credit Commitment or, if the Revolving Credit Commitment has been terminated, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit under the Revolving Credit Facility; provided that the Revolving Credit Commitment of, and the portion of the Extensions of Credit under the Revolving Credit Facility, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, controller, assistant controller, treasurer, assistant treasurer, secretary or assistant secretary of a Credit Party, or any other officer of a Credit Party reasonably acceptable to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning assigned thereto in Section 10.5.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be reduced at any time or from time to time pursuant to the terms hereof.  The Revolving Credit Commitment of all Revolving Credit Lenders on the Closing Date shall be Two Hundred Fifty Million Dollars ($250,000,000).  The initial Revolving Credit Commitment of each Revolving Credit Lender is set forth opposite the name of such Lender on the Register.

“Revolving Credit Commitment Percentage” means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitments of all Revolving Credit Lenders.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.

“Revolving Credit Lenders” means Lenders with a Revolving Credit Commitment.

“Revolving Credit Loans” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest to occur of (a) May 12, 2026 (or if such day is not a Business Day, then the immediately preceding Business Day), (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5(a)(i), or (c) the date of termination of the Revolving Credit Commitment by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“S&P” means Standard & Poor’s Rating Services, a division of S&P Global Inc., and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory that is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, HMT, or other relevant sanctions authority having jurisdiction over the Borrower or any of its Subsidiaries, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the United Nations Security Council, the European Union, HMT, or other relevant sanctions authority having jurisdiction over the Borrower or any of its Subsidiaries.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 12.5, any other holder from time to time of any Obligations and, in each case, their respective successors and permitted assigns.

“Security Documents” means the collective reference to the Collateral Agreement, the Subsidiary Guaranty Agreement, the Mortgages (if applicable) and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations.

“Senior Unsecured 2023 Notes” means the Indebtedness of the Borrower evidenced by its 4.625% Senior Notes due 2023, in the original aggregate principal amount of $350,000,000, issued pursuant to that certain Indenture dated as of April 4, 2013, among the Borrower, certain of its Subsidiaries and Regions Bank (as successor to U.S. Bank National Association), as trustee.

“Senior Unsecured 2026 Notes” means the Indebtedness of the Borrower evidenced by its 8.25% Senior Notes due 2026, in the original aggregate principal amount of $675,000,000, issued pursuant to that certain Indenture dated as of September 25, 2015, between the Borrower and Regions Bank (as successor to U.S. Bank National Association), as trustee, as amended and supplemented by that certain Third  Supplemental Indenture dated as of April 14, 2021, among the Borrower, certain of its Subsidiaries and Regions Bank, as trustee, as further amended and supplemented by that certain Fourth Supplemental Indenture dated as of September 29, 2021, among the Borrower, certain of its Subsidiaries and Regions Bank, as trustee.

“Senior Unsecured 2027 Notes” means the Indebtedness of the Borrower evidenced by its 4.75% Senior Notes due 2027, in the original aggregate principal amount of $250,000,000, issued pursuant to that certain Indenture dated as of September 25, 2015, between the Borrower and Regions Bank (as successor to U.S. Bank National Association), as trustee, as amended and supplemented by that certain Second Supplemental Indenture dated as of October 13, 2017, among the Borrower, certain of its Subsidiaries and Regions Bank (as successor to U.S. Bank National Association), as trustee.

“Senior Unsecured Notes” means the collective reference to (a) the Senior Unsecured 2023 Notes, (b) the Senior Unsecured 2026 Notes, (c) the Senior Unsecured 2027 Notes and (d) any other instruments and agreements entered into by the Borrower or its Subsidiaries in connection therewith.  Solely for purposes of Sections 10.9 and 10.10, “Senior Unsecured Notes” shall include any other senior unsecured notes issued by the Borrower and permitted by this Agreement so long as the indenture or supplemental indenture pursuant to which such senior unsecured notes are issued contains no restrictions on the ability of the Borrower or a Restricted Subsidiary to incur Liens on or with respect to any of its assets or properties as security for the Obligations, or on the ability of a Restricted Subsidiary to pay dividends to the Borrower, that in either case are more restrictive on the Borrower and its Restricted Subsidiaries than those set forth in (i) the Indenture governing the Senior Unsecured 2023 Notes, dated as of April 4, 2013, among the Borrower, certain of its Subsidiaries and Regions Bank (as successor to U.S. Bank National Association), as trustee, as amended and supplemented prior to the Closing Date, (ii) the Indenture governing the Senior Unsecured 2026 Notes, dated as of September 25, 2015, between the Borrower and Regions Bank (as successor to U.S. Bank National Association), as trustee, as amended and supplemented by that certain Third Supplemental Indenture dated as of April 14, 2021, among the Borrower, certain of its Subsidiaries and Regions Bank, as trustee, as further amended and supplemented by that certain Fourth Supplemental Indenture dated as of September 29, 2021, among the Borrower, certain of its Subsidiaries as Regions Bank, as trustee, as further amended and supplemented prior to the Closing Date, or (iii) the Indenture dated as of September 25, 2015, between the Borrower and Regions Bank (as successor to U.S. Bank National Association), as trustee, as amended and supplemented by that certain Second Supplemental Indenture governing the Senior Unsecured 2027 Notes, dated as of October 13, 2017, among the Borrower, certain of its Subsidiaries and Regions Bank (as successor to U.S. Bank National Association), as trustee, as further amended and supplemented prior to the Closing Date.

“SOFR” means a rate equal to the secured overnight financing rate as published by the SOFR Administrator on the website of the SOFR Administrator, currently at http//www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, as to any Person on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Springing Lien Event” means the delivery of an Officer’s Compliance Certificate reflecting a Consolidated Total Leverage Ratio that equals or exceeds 4.00 to 1.00, or the deemed occurrence of a Springing Lien Event as provided in Section 10.1(m).

“Springing Lien Intangible Assets” means intangible assets of the Credit Parties not otherwise subject to a Lien in favor of the Administrative Agent or the administrative agent under the Existing TLB Credit Agreement, other than (a) intangible assets related solely to real estate assets; (b) any Capital Stock or other ownership interests issued by an Unrestricted Subsidiary or any Foreign Subsidiary not required to be Collateral under the terms of the Collateral Agreement; (c) any obligation or property of any kind due from, owed by or belonging to any Sanctioned Person; (d) any rights under any lease, contract or agreement to the extent that the granting of a security interest therein is specifically prohibited in writing by, or would constitute an event of default under or would grant a party a termination right under, any agreement governing such right unless (i) such prohibition is not enforceable or is otherwise ineffective under Applicable Law, (ii) with respect to any Government Contract (as defined in the Collateral Agreement), such prohibition is conditioned upon compliance with the Assignment of Claims Act (or analogous state Applicable Law) or (iii) consent to such security interest has been obtained from any applicable third party (the Credit Parties having no obligation to seek or obtain any such consent); (e) any property or asset, to the extent the granting of a Lien therein is prohibited by Applicable Law or would require the consent of any Person, other than any Credit Party, its Subsidiaries or any Affiliate thereof, that has not been obtained (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other Applicable Law); (f) any United States federal “intent to use” trademark applications to the extent that, and solely during the period that, the grant of a security interest therein would impair the validity or enforceability or render void or result in the cancellation of, any registration issued as a result of such “intent to use” trademark application under Applicable Law; provided that upon the submission and acceptance by the United States Patent and Trademark Office of an amendment to allege or a verified statement of use pursuant to 15 U.S.C. Section 1060, such “intent to use” trademark application shall become required to be subjected to a Lien under the terms of this Agreement; (g) letter of credit rights to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement; (h) commercial tort claims with a value of less than $10,000,000; (i) margin stock; and (j) assets for which the Borrower and the Required Lenders have determined in their reasonable judgment that the cost of creating or perfecting such pledges or security interests therein (including any adverse tax consequences) would be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subject Facility” means any Prison Facility, any community/reentry facility and any real property leased by a Governmental Authority of or within the United States that is owned or operated by the Borrower or any of its Restricted Subsidiaries and used by the Borrower or any of its Restricted Subsidiaries in the operation of a Permitted Business.

“Subordinated Indebtedness” means the collective reference to any Indebtedness of the Borrower or any Restricted Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Required Lenders.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by, or the management of which is otherwise controlled by, such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).  Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guarantors” means each direct or indirect Domestic Subsidiary that is a Restricted Subsidiary in existence on the Closing Date or that becomes a party to the Subsidiary Guaranty Agreement pursuant to Section 8.11.

“Subsidiary Guaranty Agreement” means the guaranty agreement, dated as of the date hereof, executed by the Subsidiary Guarantors in favor of the Administrative Agent for the ratable benefit of the Secured Parties.

“Swingline Commitment” means the lesser of (a) Twenty-Five Million Dollars ($25,000,000) and (b) the Revolving Credit Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means a Revolving Credit Lender that has agreed to act as the “Swingline Lender” hereunder by separate written agreement of which the Administrative Agent has received notice.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Termination Date” means the first to occur of (a) the resignation of the Swingline Lender and (b) the Revolving Credit Maturity Date.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority with respect to this Agreement, any of the other Loan Documents or the transactions that are the subject thereof, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for any Available Tenor, the forward-looking term rate for such Available Tenor based on SOFR administered by CME Group Benchmark Administration Limited (or a successor administrator selected by the Administrative Agent in its reasonable discretion).

“Termination Event” except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect:  (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the partial or complete withdrawal of the Borrower of any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (j) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA.

“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Total Credit Exposure” means, as to any Lender at any time, such Lender’s unused Revolving Credit Commitments, Revolving Credit Exposure and Initial Term Loan Percentage of the outstanding Initial Term Loan at such time, and any Incremental Term Loans of such Lender at such time.

“Transactions” means, collectively, (a) the refinancing on the Closing Date of the Indebtedness of the Borrower under the Existing Credit Agreement, (b) the initial Extensions of Credit and (c) the payment of fees, commissions and expenses in connection with the foregoing.

 “UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 or 430 of the Code for the applicable plan year.

“United States” means the United States of America.

“Unoccupied Subject Facility” means any Subject Facility owned by the Borrower or its Restricted Subsidiaries that, for the twelve-month period ending on the date of measurement, has had an average occupancy level of less than fifteen percent (15%).

“Unrestricted Cash and Cash Equivalents” means, when referring to cash or Cash Equivalents of the Borrower and its Subsidiaries, that such cash or Cash Equivalents (a) do not appear or would not be required to appear as “restricted” on the financial statements of the Borrower and its Subsidiaries and (b) are held in an account in which the Administrative Agent has a perfected security interest.

“Unrestricted Subsidiary” means (i) each of CoreCivic of Kansas Holdings, LLC, CoreCivic of Kansas, LLC, Government Real Estate Solutions of Alabama Holdings, LLC, Government Real Estate Solutions of Central Alabama, LLC and Government Real Estate Solutions of South Alabama, LLC, (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) any Subsidiary of the Borrower that is designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 8.12, but only to the extent that such Subsidiary:

(a)          has no Indebtedness that is recourse (directly or indirectly) to the Borrower or any of its Restricted Subsidiaries;

(b)         is not party to any agreement, contract, arrangement or understanding with the Borrower or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(c)         is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Capital Stock or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)          has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 4.11(g).

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.2  Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:  (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3  Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(b), except as otherwise specifically prescribed herein (including as prescribed by Section 13.9).  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. The Borrower in its discretion may notify the Administrative Agent at any time that it has elected to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time; provided that, to the extent that such election would affect any financial ratio set forth in this Agreement, (i) the Borrower shall provide to the Administrative Agent financial statements and other documents reasonably requested by the Administrative Agent or any Lender setting forth a reconciliation with respect to such ratio or requirement made before and after giving effect to such election and (ii) if the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change.

SECTION 1.4  UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5  Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6  References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8  Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

SECTION 1.9  Consolidation of Variable Interest Entities.  All references herein to Consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities:  an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

SECTION 1.10  Rates Generally; Disclosure Regarding BSBY.

(a)         Rates Generally. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (i) administration, construction, calculation, publication, continuation, discontinuation, movement, or regulation of, or any other matter related to, the Base Rate, the Benchmark (including, in the case of the BSBY Screen Rate, the “calculation waterfall” set forth in the BSBY index methodology), or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), any component definition thereof or rates referred to in the definition thereof, including whether any Benchmark is similar to, or will produce the same value or economic equivalence of, any other rate or whether financial instruments referencing or underlying the Benchmark will have the same volume or liquidity as those referencing or underlying any other rate, (ii) the impact of any regulatory statements about, or actions taken with respect to any Benchmark (or component thereof), (iii) changes made by any administrator to the methodology used to calculate any Benchmark (or component thereof) or (iv) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, such transactions.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Benchmark, or any alternative, successor or replacement rate (including any Benchmark Replacement), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(b)          Disclosure Regarding BSBY.   Each party hereto acknowledges and understands that

(i)       BSBY is administered, constructed, calculated and published by Bloomberg, and its administration, construction, calculation, publication, continuation, discontinuation, movement, and regulation is not controlled by the Administrative Agent and may change without prior notice to the Administrative Agent,

(ii)       BSBY is a relatively new variable term rate designed to represent average yields at which large, global banks access Dollar senior unsecured marginal wholesale funding,

(iii)        Bloomberg constructs BSBY by observing activity in various financial instruments and markets in which the Administrative Agent may engage or participate, including bank deposits, certificates of deposit, commercial paper markets, and corporate bonds,

(iv)       BSBY is considered a so-called “credit sensitive rate” that could increase during times of market stress as it is expected to vary depending on market conditions that impact banks and other market participants,

(v)        BSBY is constructed in a manner that could lead to changes in its calculation during times of stress, and could lead to this Agreement transitioning from BSBY to a Benchmark Replacement,

(vi)      banking regulators have emphasized their expectations that banks conduct diligence regarding rates replacing LIBOR (as defined in the Existing Credit Agreement), including new rates like BSBY, and

(vii)       Bloomberg may change the terms of its license that governs the Administrative Agent’s or the Borrower’s use of BSBY.

Notwithstanding the above, each party hereto agrees to the use of BSBY for all purposes provided under the Loan Documents, accepting any inherent risks associated with such utilization.

SECTION 1.11  Divisions.  For all purposes under the Loan Documents, in connection with a Division:  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

COMMITMENTS AND EXTENSIONS OF CREDIT

SECTION 2.1  Revolving Credit Loans.  Subject to the terms and conditions of this Agreement (including Section 8.18(b)), and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment.  Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion.  Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

SECTION 2.2  Swingline Loans.

(a)         Availability.  Subject to the terms and conditions of this Agreement (including Section 8.18(b)), the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Revolving Credit Commitment less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (ii) the Swingline Commitment.

(b)          Refunding.

(i)         Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender.  Such refundings shall be made by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Administrative Agent.  Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 2:00 p.m. on the next succeeding Business Day after such demand is made.  No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii)         The Borrower shall pay to the Administrative Agent for the benefit of the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  In addition, the Borrower hereby authorizes the Swingline Lender to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 12.3 and which Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii)        Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Article V.  Further, each Revolving Credit Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 11.1(i) or (j) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan.  Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount.  Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).

(c)         Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 4.14 and Section 4.15.

SECTION 2.3  Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a)         Requests for Borrowing.  The Borrower shall give (i) the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B or such other form as may be reasonably approved by the Administrative Agent or the Swingline Lender, as applicable (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent or the Swingline Lender, as applicable), appropriately completed and signed by a Responsible Officer of the Borrower (a “Notice of Borrowing”), not later than 12:00 noon (A) one Business Day before each Base Rate Loan and (B) at least three (3) Business Days before each BSBY Loan, and (ii) the Swingline Lender (with a copy to the Administrative Agent) a Notice of Borrowing (which shall be irrevocable), not later than 12:00 noon on the same Business Day as each Swingline Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to BSBY Loans in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in whole multiples of $100,000, (C) whether such Loans are to be Revolving Credit Loans or Swingline Loans, (D) in the case of Revolving Credit Loans whether the Loans are to be BSBY Loans or Base Rate Loans, and (E) in the case of BSBY Loans, the duration of the Interest Period applicable thereto (provided that any Revolving Credit Loans made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower has delivered to the Administrative Agent a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent not less than three (3) Business Days prior to the date of such Revolving Credit Loans); provided that, notwithstanding the foregoing, the Borrower may provide such notice of a Swingline Loan to the Swingline Lender by telephone; provided that any telephonic notice must be confirmed promptly thereafter by delivery to the Swingline Lender (with a copy to the Administrative Agent) of a Notice of Borrowing.  A Notice of Borrowing received after 12:00 noon shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b)       Disbursement of Revolving Credit and Swingline Loans.  Not later than 2:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent, in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Borrower, in funds immediately available to the Borrower, the Swingline Loans to be made on such borrowing date.  The Borrower hereby irrevocably authorizes the Administrative Agent and the Swingline Lender, as applicable, to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or the Swingline Lender, or as may be otherwise agreed upon by the Borrower and the Administrative Agent or the Borrower and the Swingline Lender from time to time.  Subject to Section 4.7, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan.  Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

SECTION 2.4  Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a)         Repayment on Termination Date.  The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b)         Mandatory Prepayments.  If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 11.4).  The application of any prepayment of Revolving Credit Loans pursuant to this Section 2.4(b) shall be made, first, to Base Rate Loans and, second, to BSBY Loans.

(c)        Optional Prepayments.  The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form of Exhibit D or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer (a “Notice of Prepayment”), given not later than 12:00 noon (i) one Business Day before each Base Rate Loan, (ii) on the same Business Day as each Swingline Loan and (iii) at least three (3) Business Days before each BSBY Loan, specifying the date and amount of prepayment and whether the prepayment is of BSBY Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial prepayments shall be in an aggregate amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to BSBY Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans.  A Notice of Prepayment received after 12:00 noon shall be deemed received on the next Business Day.  Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9.

(d)        Limitation on Prepayment of BSBY Loans.  The Borrower may not prepay any BSBY Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9.

(e)          Hedging Agreements.  No repayment or prepayment pursuant to this Section shall affect any of the Borrower’s obligations under any Hedging Agreement.

SECTION 2.5  Permanent Reduction of the Revolving Credit Commitment.

(a)       Voluntary Reduction.  The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof.  Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage.  All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

(b)          Corresponding Payment.  Each permanent reduction permitted or required pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, outstanding after such reduction to the Revolving Credit Commitment as so reduced, and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess.  Such Cash Collateral shall be applied in accordance with Section 11.4.  Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility.  If the reduction of the Revolving Credit Commitment requires the repayment of any BSBY Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9.

SECTION 2.6  Termination of Revolving Credit Facility.  The Revolving Credit Facility and the Revolving Credit Commitment shall terminate if reduced to zero pursuant to Section 2.5(a); otherwise, the Revolving Credit Commitment shall terminate on the Revolving Credit Maturity Date.

SECTION 2.7  Increase in Revolving Credit Facility.

(a)         As an alternative or in addition to Section 2.8 below, subject to the conditions set forth below, at any time prior to the Revolving Credit Maturity Date, the Borrower shall have the right to request, upon not less than thirty (30) days’ prior written notice (an “Incremental Revolving Credit Commitment Notification”) to the Administrative Agent, an increase in the Revolving Credit Commitment in an aggregate principal amount as may be specified by the Borrower.  Such Incremental Revolving Credit Commitment Notification shall specify the applicable Incremental Revolving Credit Commitment Effective Date.

(b)        Increases in the Revolving Credit Commitment pursuant to this Section 2.7 shall be obtained from existing Lenders or from other banks, financial institutions or investment funds that qualify as Eligible Assignees (such other banks, financial institutions or investment funds, together with the existing Lenders providing a portion of the proposed increase in the Revolving Credit Commitment pursuant to this Section 2.7, the “Incremental Revolving Credit Lenders”); provided that no existing Lender shall have any obligation to increase its Revolving Credit Commitment pursuant to this Section 2.7 and the failure by any existing Lender to respond to a request for such increase shall be deemed to be a refusal of such request by such existing Lender.

(c)          The following terms and conditions shall apply to each increase in the Revolving Credit Commitment pursuant to this Section 2.7:

(i)        such increase in the Revolving Credit Commitment pursuant to this Section 2.7 (and any Revolving Credit Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis;

(ii)         the Administrative Agent and the Incremental Revolving Credit Lenders shall have received from the Borrower an Officer’s Compliance Certificate, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, as of the applicable Incremental Revolving Credit Commitment Effective Date and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith, the Borrower and its Restricted Subsidiaries are in pro forma compliance with the financial covenants set forth in Article IX;

(iii)        no Default or Event of Default shall have occurred and be continuing as of the applicable Incremental Revolving Credit Commitment Effective Date or after giving effect to such increase in the Revolving Credit Commitment pursuant to this Section 2.7;

(iv)       the representations and warranties made by each Credit Party in this Agreement and the other Loan Documents shall be true and correct on and as of the applicable Incremental Revolving Credit Commitment Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct as of such particular date);

(v)         the Administrative Agent and the Incremental Revolving Credit Lenders shall have received a resolution duly adopted by the board of directors of each Credit Party authorizing such increase in the Revolving Credit Commitment pursuant to this Section 2.7;

(vi)       in no event shall the aggregate amount of all increases in the Revolving Credit Commitment pursuant to this Section 2.7 (including the requested increase) plus the aggregate amount of all Incremental Term Loans made pursuant to Section 2.8, in each case after the Closing Date, exceed the greater of (A) $200,000,000 and (B) 50% of Consolidated EBITDA for the four-quarter reference period most recently ended prior to such increase (it being understood the limitation in this clause (B) is a prospective limitation only and that no Default or Event of Default shall occur under this clause (B) retroactively);

(vii)     the amount of such increase in the Revolving Credit Commitment pursuant to this Section 2.7 shall not be less than a minimum principal amount of $15,000,000, or, if less, the remaining amount permitted pursuant to clause (vi) above;

(viii)    the Borrower and each Incremental Revolving Credit Lender shall execute and deliver a Lender Addition and Acknowledgement Agreement to the Administrative Agent, which shall be acknowledged by the Administrative Agent and each Subsidiary Guarantor and shall be in form and substance reasonably satisfactory to the Administrative Agent;

(ix)        the Administrative Agent and the Incremental Revolving Credit Lenders shall have received any documents or information in connection with such increase in the Revolving Credit Commitment pursuant to this Section 2.7 as it or any such Incremental Revolving Credit Lender may request in its reasonable discretion;

(x)         the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of L/C Obligations will be reallocated by the Administrative Agent on the applicable Incremental Revolving Credit Commitment Effective Date among the Lenders in accordance with their revised Revolving Credit Commitment Percentages (and the Lenders agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 4.9 in connection with such reallocation as if such reallocation were a repayment); and

(xi)      each increase in the Revolving Credit Commitment shall have the same terms, including interest rate and unused fees, as the existing Revolving Credit Commitment.

(d)        Notwithstanding the provisions of Section 13.2 to the contrary, the Administrative Agent and each Incremental Revolving Credit Lender shall execute and deliver amendment documentation evidencing such amendments (or any other amendments necessary to effectuate the proposed increase in the Revolving Credit Commitment pursuant to this Section 2.7 on the terms set forth above) on behalf of the Lenders; provided that such amendment shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender without the consent of such Lenders adversely affected thereby in accordance with Section 13.2.

(e)          Upon the execution, delivery, acceptance and recording of the applicable Lender Addition and Acknowledgment Agreement, from and after the applicable Incremental Revolving Credit Commitment Effective Date, (i) each Incremental Revolving Credit Lender shall have a Revolving Credit Commitment as set forth in the Register and all the rights and obligations of a Lender with a Revolving Credit Commitment hereunder and (ii) all Revolving Credit Loans made on account of any increase in the Revolving Credit Commitment pursuant to this Section 2.7 shall bear interest at the rate applicable to the Revolving Credit Loans immediately prior to giving effect to such increase in the Revolving Credit Commitment pursuant to this Section 2.7.

(f)          The Administrative Agent shall maintain a copy of each Lender Addition and Acknowledgment Agreement delivered to it in accordance with Section 13.10(c).

SECTION 2.8  Incremental Term Loans.

(a)          As an alternative or in addition to Section 2.7 above, subject to the conditions set forth in paragraphs (a) through (f) hereof, at any time prior to the Revolving Credit Maturity Date, the Borrower, shall have the right to request, upon not less than thirty (30) days’ prior written notice (an “Incremental Term Loan Notification”) to the Administrative Agent, Incremental Term Loans in an aggregate principal amount as may be specified by the Borrower.  Such Incremental Term Loan Notification shall specify the applicable Incremental Term Loan Effective Date, and on such date, the Borrower shall deliver a Notice of Borrowing with respect to such Incremental Term Loan.  The Borrower shall not deliver more than two (2) Incremental Term Loan Notifications during the term of this Agreement.

(b)          Each Incremental Term Loan shall be obtained from existing Lenders or from other banks, financial institutions or investment funds that qualify as Eligible Assignees (such other banks, financial institutions or investment funds, together with the existing Lenders providing such Incremental Term Loan, the “Incremental Term Loan Lenders”); provided that no existing Lender shall have any obligation to provide any portion of such Incremental Term Loan and the failure by any existing Lender to respond to a request for an Incremental Term Loan shall be deemed to be a refusal of such request by such existing Lender.

(c)          The following terms and conditions shall apply to each Incremental Term Loan:

(i)        such Incremental Term Loan shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis;

(ii)        the Administrative Agent and the Incremental Term Loan Lenders shall have received from the Borrower an Officer’s Compliance Certificate, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, as of the applicable Incremental Term Loan Effective Date and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith, the Borrower and its Restricted Subsidiaries are in pro forma compliance with the financial covenants set forth in Article IX;

(iii)       no Default or Event of Default shall have occurred and be continuing as of the applicable Incremental Term Loan Effective Date or after giving effect to the making of any such Incremental Term Loan;

(iv)       the representations and warranties made by each Credit Party in this Agreement and the other Loan Documents shall be true and correct on and as of the applicable Incremental Term Loan Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct as of such particular date);

(v)         the Administrative Agent and the Incremental Term Loan Lenders shall have received a resolution duly adopted by the board of directors of each Credit Party authorizing such Incremental Term Loan;

(vi)       each Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent and the Incremental Term Loan Lenders making such Incremental Term Loan, but will not in any event have a maturity date earlier than the Revolving Credit Maturity Date;

(vii)       in no event shall the aggregate principal amount of all Incremental Term Loans made pursuant to this Section 2.8 (including the requested Incremental Term Loan) plus the aggregate amount of all increases in the Revolving Credit Commitment pursuant to Section 2.7, in each case after the Closing Date, exceed the greater of (A) $200,000,000 and (B) 50% of Consolidated EBITDA for the four-quarter reference period most recently ended prior to the making of such Incremental Term Loan (it being understood the limitation in this clause (B) is a prospective limitation only and that no Default or Event of Default shall occur under this clause (B) retroactively);

(viii)     the amount of such Incremental Term Loan obtained hereunder shall not be less than a minimum principal amount of $15,000,000, or, if less, the remaining amount permitted pursuant to clause (vii) above; and

(ix)       the Administrative Agent and the Incremental Term Loan Lenders shall have received any documents or information in connection with such Incremental Term Loan as it or any such Incremental Term Loan Lender may request in its reasonable discretion.

(d)       Notwithstanding the provisions of Section 13.2 to the contrary, the Administrative Agent and each Incremental Term Loan Lender shall execute and deliver an Incremental Term Loan Amendment evidencing such amendments (or any other amendments necessary to effectuate the Incremental Term Loan on the terms set forth above) on behalf of the Lenders; provided that such amendment shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender without the consent of such Lenders adversely affected thereby in accordance with Section 13.2.

(e)        Upon the execution, delivery and acceptance of the applicable Incremental Term Loan Amendment, from and after the applicable Incremental Term Loan Effective Date, each Incremental Term Loan Lender shall have an Incremental Term Loan Commitment as set forth in the Register and all the rights and obligations of a Lender with such an Incremental Term Loan Commitment hereunder.  The applicable Incremental Term Loan Lenders shall make the Incremental Term Loan to the Borrower on the applicable Incremental Term Loan Effective Date in an amount equal to the Incremental Term Loan Commitment of each Incremental Term Loan Lender with respect to such Incremental Term Loan as agreed upon pursuant to subsection (b) above.

(f)          The Administrative Agent shall maintain a copy of each Incremental Term Loan Amendment delivered to it in accordance with Section 13.10(c).

SECTION 2.9  Initial Term Loan.

(a)         Initial Term Loan.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Lender with an Initial Term Loan Commitment severally agrees to make its Initial Term Loan Percentage of the Initial Term Loan in Dollars to the Borrower on the Closing Date in a principal amount equal to such Lender’s Initial Term Loan Commitment.

(b)         Procedure for Advance of Initial Term Loan.  The Borrower shall give the Administrative Agent a Notice of Borrowing (i) prior to 12:00 noon on the Closing Date requesting that the Initial Term Loan Lenders make the Initial Term Loan as a Base Rate Loan on such date or (ii) at least three (3) Business Days prior to the Closing Date requesting that the Initial Term Loan Lenders make the Initial Term Loan as a BSBY Loan on such date.  Upon receipt of such written notice, the Administrative Agent shall promptly notify each Initial Term Loan Lender thereof.  Not later than 2:00 p.m. on the Closing Date, each Initial Term Loan Lender will make available to the Administrative Agent for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the amount of such Initial Term Loan to be made by such Initial Term Loan Lender.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Term Loan in immediately available funds by wire transfer as may be designated by the Borrower in writing.

(c)         Repayment of Initial Term Loan.  The Borrower shall repay the aggregate outstanding principal of the Initial Term Loan in consecutive quarterly installments on the last Business Day of each fiscal quarter (beginning on June 30, 2022) as set forth below, with the remainder due on the Initial Term Loan Maturity Date:

PAYMENT DATE	PRINCIPAL INSTALLMENT
2Q2022	$1,250,000
3Q2022	$1,250,000
4Q2022	$1,250,000
1Q2023	$1,250,000
2Q2023	$1,875,000
3Q2023	$1,875,000
4Q2023	$1,875,000
1Q2024	$1,875,000
2Q2024	$2,500,000
3Q2024	$2,500,000
4Q2024	$2,500,000
1Q2025	$2,500,000
2Q2025	$3,125,000
3Q2025	$3,125,000
4Q2025	$3,125,000
Initial Term Loan Maturity Date	The aggregate outstanding principal amount of the Initial Term Loan

(d)          Prepayment of Initial Term Loan.

(i)          Optional Prepayments.  The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Initial Term Loan, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 12:00 noon (i) at least one (1) Business Day before each Base Rate Loan and (ii) at least three (3) Business Days before each BSBY Loan, specifying the date and amount of prepayment, whether the prepayment is of BSBY Loan or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each.  Each optional prepayment of the Initial Term Loan hereunder shall be in an aggregate principal amount of at least $2,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied to the remaining scheduled principal installments of the Initial Term Loan pursuant to Section 2.9(c) as directed by the Borrower.  Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 4.9.  A Notice of Prepayment received after 12:00 noon shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the applicable Initial Term Loan Lenders of each Notice of Prepayment.

(ii)          No Reborrowings.  Amounts prepaid under the Initial Term Loan pursuant to this Section 2.9(d) may not be reborrowed.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1  L/C Commitment.

(a)         Availability.  Subject to the terms and conditions hereof (including Section 8.18(b)), each Issuing Lender, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby Letters of Credit for the account of the Borrower on any Business Day from the Closing Date through but not including the Revolving Credit Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, the Administrative Agent has determined that (a) the aggregate amount of the outstanding Letters of Credit issued by such Issuing Lender would exceed its L/C Commitment, (b) the L/C Obligations would exceed the L/C Sublimit, or (c) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment.  Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $100,000 (other than Existing Letters of Credit or as otherwise agreed to by the applicable Issuing Lender and the Administrative Agent), (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Restricted Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit, which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date and (iv) be subject to the ISP98, as set forth in the Letter of Credit Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York.  Notwithstanding the foregoing, each Issuing Lender agrees to issue Letters of Credit with an expiration date later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date (but no later than one year from the date of issuance thereof) in reliance upon the agreement by the Borrower to Cash Collateralize such Letters of Credit in an amount equal to 105% of the aggregate amount available to be drawn under such Letters of Credit by the date that is thirty (30) days prior to the Revolving Credit Maturity Date, and the Borrower agrees so to Cash Collateralize such Letters of Credit by such date, it being understood that, except with respect to drawings made under such Letters of Credit prior to the date of receipt of such Cash Collateral by the applicable Issuing Lender, the Lenders (other than the applicable Issuing Lender) shall, after the date of receipt of such Cash Collateral by the applicable Issuing Lender, be released from any and all obligations to purchase participations or make Revolving Credit Loans in respect of such Letters of Credit.  As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.  No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would violate, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

(b)          Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, this Article III shall be subject to the terms and conditions of Section 4.14 and Section 4.15.

SECTION 3.2  Procedure for Issuance of Letters of Credit.  The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request.  Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower.  The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit.  Upon receipt of such Letter of Credit, the Administrative Agent shall promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein, provided that the Administrative Agent shall be obligated to deliver the foregoing with respect to a Letter of Credit issued by an Issuing Lender not theretofore identified as such on the Register only after receipt by the Administrative Agent of all notices required to be delivered to the Administrative Agent with respect thereto.

SECTION 3.3  Commissions and Other Charges.

(a)          Letter of Credit Commissions.  Subject to Section 4.15(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the average daily amount available to be drawn under such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are BSBY Loans (determined on a per annum basis).  Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.  The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Revolving Credit Commitment Percentages.

(b)         Issuance Fee.  In addition to the foregoing commission, for Letters of Credit issued by any Issuing Lenders, the Borrower shall pay to the applicable Issuing Lender, an issuance fee with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by one eighth of one percent (0.125%) per annum (or such issuance fees as shall be agreed to by such Issuing Lender).

(c)         Other Costs.  In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the applicable Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4  L/C Participations.

(a)         The applicable Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the applicable Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by such Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the applicable Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b)       Upon becoming aware of any amount required to be paid by any L/C Participant to the applicable Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, such Issuing Lender shall notify the Administrative Agent and each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to such Issuing Lender the amount specified on the applicable due date.  If any such amount is paid to the applicable Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of the applicable Issuing Lender with respect to any amounts owing under this Section shall be presumed correct in the absence of manifest error.  With respect to payment to the applicable Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 2:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 2:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)         Whenever, at any time after the applicable Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5  Reimbursement Obligation of the Borrower.  In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the applicable Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment.  Unless the Borrower shall immediately notify the Administrative Agent and the applicable Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and costs and expenses.  Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the applicable Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.3(a) or Article V.  If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the applicable Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate that would be payable on any outstanding Base Rate Loans that were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6  Obligations Absolute.  The Borrower’s obligations under this Article III (including any Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The applicable Issuing Lender and the Administrative Agent shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Lender’s or Administrative Agent’s gross negligence, willful misconduct or breach in bad faith of its obligations hereunder, as determined by a court of competent jurisdiction by a final nonappealable judgment.  The Borrower agrees that any action taken or omitted by the applicable Issuing Lender or the Administrative Agent under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence, willful misconduct or breach in bad faith of its obligations hereunder, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender, the Administrative Agent or any L/C Participant to the Borrower.  The responsibility of the applicable Issuing Lender and the Administrative Agent to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7  Effect of Letter of Credit Application.  To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.8  Appointment and Duties of Issuing Lenders.  The Borrower may appoint any Revolving Credit Lender as an Issuing Lender by agreement with the applicable Issuing Lender and written notice to the Administrative Agent given at least two (2) Business Days before the issuance of any Letters of Credit by such Issuing Lender.  An Issuing Lender shall remain as such until the Borrower gives written notice to the Administrative Agent that such Revolving Credit Lender is no longer an Issuing Lender or such Issuing Lender resigns pursuant to Section 13.10(g)(ii); provided that no L/C Obligations remain outstanding with respect to such Issuing Lender.  Each Issuing Lender shall notify the Administrative Agent at least two (2) Business Days before (i) the issuance of any Letter of Credit by such Issuing Lender and (ii) any amendment or modification to any Letter of Credit issued by such Issuing Lender.

ARTICLE IV

GENERAL LOAN PROVISIONS

SECTION 4.1  Interest.

(a)         Interest Rate Options.  Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans and the Initial Term Loan shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the BSBY Rate plus the Applicable Margin (provided that any Revolving Credit Loans made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower has delivered to the Administrative Agent a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent not less than three (3) Business Days prior to the date of such Revolving Credit Loans) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin.  The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2.  Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b)          Interest Periods.  In connection with each BSBY Loan, the Borrower, by giving notice at the times described in Section 2.3 or 4.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), three (3) or six (6) months; provided that:

(i)          the Interest Period shall commence on the date of advance of or conversion to any BSBY Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii)       if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a BSBY Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii)       any Interest Period with respect to a BSBY Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv)        no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Initial Term Loan Maturity Date, as applicable; and

(v)         there shall be no more than twelve (12) Interest Periods in effect at any time.

(c)         Default Rate.  Subject to Section 11.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 11.1(a), (b), (i) or (j), or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request Revolving Credit Loans, Swingline Loans or Letters of Credit, (B) all outstanding BSBY Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to BSBY Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document.  Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.  Such interest shall be payable on demand of the Administrative Agent or the Required Lenders.

(d)         Interest Payment and Computation.  Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing June 30, 2022; and interest on each BSBY Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to BSBY) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 4.4(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e)          Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest or loan charges under this Agreement charged or collected pursuant to the terms of this Agreement exceed the amount collectible at the highest rate permissible under any Applicable Law that a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest or loan charges hereunder in excess of the amount collectible at the highest permissible rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest or loan charges received by the Lenders in excess of the amount collectible at the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest or loan charges in excess of those that may be paid by the Borrower under Applicable Law.

SECTION 4.2  Notice and Manner of Conversion or Continuation of Loans.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $3,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more BSBY Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of the corresponding BSBY Loans in a principal amount equal to $2,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such BSBY Loans as BSBY Loans.  Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 2:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any BSBY Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued BSBY Loan.  If no Interest Period is specified with respect to a BSBY Loan, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.  In the event the Borrower shall fail to give any required notice as described in this Section 4.2 or if such continuation or conversion is not permitted pursuant to the terms of this Agreement, any BSBY Loans shall be automatically converted to Base Rate Loans on the last day of the then expiring Interest Period.

SECTION 4.3  Fees.

(a)         Commitment Fee.  Commencing on the Closing Date, subject to Section 4.15(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating such Commitment Fee.  The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing June 30, 2022 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated.  The Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.

(b)          Administrative Agent’s and Other Fees.  The Borrower shall pay to the Administrative Agent, for its own account, fees in the amounts and at the times specified in the Administrative Agent Fee Letter.  The Borrower shall pay to the Administrative Agent, for the account of each Lender, fees in the amounts and at the times specified in the applicable Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

SECTION 4.4  Manner of Payment.

(a)        Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including any Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever.  Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its Commitment Percentage (except as specified below).  Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender.  Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the applicable Issuing Lender or the L/C Participants, as the case may be.  Payment of the Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent, and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 13.3 shall be paid to the Administrative Agent for the account of the applicable Lender.  Subject to Section 4.1(b)(ii) if any payment under this Agreement shall be specified to be made upon a day that is not a Business Day, it shall be made on the next succeeding day that is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(b)          Defaulting Lenders.  Notwithstanding the foregoing clause (a), if there exists a Defaulting Lender, each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 4.15(a)(ii).

SECTION 4.5  Evidence of Indebtedness.

(a)         Extensions of Credit.  The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be presumed correct absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender, the Borrower shall execute and deliver to such Lender a Revolving Credit Note, Initial Term Loan Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Initial Term Loan and/or Swingline Loans, as applicable, in addition to such accounts or records.  Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)         Participations.  In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans.

SECTION 4.6  Adjustments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 13.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)        the provisions of this Section 4.6 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 4.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any Restricted Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 4.7  Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent.  The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several.  Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.3(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360.  A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be presumed correct, absent manifest error.  If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower.  The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 4.8  Changed Circumstances.

(a)          Inability to Determine Rates.  Subject to Section 4.8(b), if, on or prior to the first day of any Interest Period for any BSBY Loan:

(i)          the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the “BSBY Rate” cannot be determined pursuant to the definition thereof, or

(ii)         the Required Lenders determine that for any reason in connection with any request for a BSBY Loan or a conversion thereto or a continuation thereof that the BSBY Rate for any requested Interest Period with respect to a proposed BSBY Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender,then upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make or maintain BSBY Loans, and any right of the Borrower to continue BSBY Loans or to convert Base Rate Loans to BSBY Loans shall be suspended (to the extent of the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of BSBY Loans (to the extent of the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein, (ii) any outstanding affected BSBY Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 4.9.  Subject to Section 4.8(b), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the “BSBY Rate” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(b)          Benchmark Replacement Setting.

(i)          Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement”, on such Benchmark Replacement Date such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent (subject to clause (y) below) of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement”, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)        Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)      Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.8(b)(iv) and (y) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.8.

(iv)        Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including BSBY or Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, (B) the administrator of such Benchmark or a Governmental Authority having jurisdiction over such administrator with respect to its publication of such Benchmark or a Governmental Authority having jurisdiction over the Administrative Agent, in each case, acting in such capacity, has provided a public statement or publication of information identifying a specific date after which any tenor shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar-denominated syndicated loans, or (C) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided one or more public statements or publications of information (including by means of a “Technical Note” published on the BSBY Website) announcing or indicating, in effect, that any tenor for such Benchmark is not or will not be representative or that a BSBY Final Step Event has occurred with respect to any tenor of such Benchmark, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such impacted tenor and (2) if a tenor that was removed pursuant to clause (1) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement), or (B) is not (or is no longer) subject to an announcement described in clause (1)(B) or (1)(C) above, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)        Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of BSBY Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans.  During a Benchmark Unavailability Period with respect to the then-current Benchmark or at any time that a tenor for any then‑current Benchmark is not an Available Tenor, the component of the Base Rate based upon such then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(c)          Illegality.  If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to BSBY or the BSBY Rate, or to determine or charge interest rates based upon BSBY or the BSBY Rate, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (i) any obligation of the Lenders to make or maintain BSBY Loans, and any right of the Borrower to continue BSBY Loans or to convert Base Rate Loans to BSBY Loans, shall be suspended, and (ii) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (A) the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all BSBY Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans to such day, and (B) if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute the Base Rate without reference to clause (c) of the definition of “Base Rate” in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon BSBY or the BSBY Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.9.

SECTION 4.9  Indemnity.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)         any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)          any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)          any assignment of a BSBY Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 4.12(b);

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 4.9, each Lender shall be deemed to have funded each BSBY Loan made by it at BSBY used in determining the BSBY Rate for such Loan by a matching deposit or other borrowing in the then-prevailing BSBY market for a comparable amount and for a comparable period, whether or not such BSBY Loan was in fact so funded.

SECTION 4.10  Increased Costs.

(a)          Increased Costs Generally.  If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the BSBY Rate) or any Issuing Lender;

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or any Issuing Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or BSBY Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)         Capital Requirements.  If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c)         Certificates for Reimbursement.  A certificate of a Lender, any Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender, such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)          Delay in Requests.  Failure or delay on the part of any Lender, any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender, any Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender, such Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.11  Taxes.

(a)          Issuing Lenders.  For purposes of this Section 4.11, the term “Lender” includes each Issuing Lender.

(b)        Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)        Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (b) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)         Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be presumed correct absent manifest error.

(e)          Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.11(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)          Evidence of Payments.  As soon as is reasonably practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.11, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return (if any) reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)        Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)       in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed originals of IRS Form W-8ECI;

(3)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)         FATCA.  For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Revolving Credit Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(i)         Treatment of Certain Refunds.  If the Administrative Agent, a Lender or any Issuing Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j)        Survival.  Without prejudice to the survival of any other agreement of the Borrower hereunder, each party’s obligations under this Section 4.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 4.12  Mitigation Obligations; Replacement of Lenders.

(a)        Designation of a Different Lending Office.  If any Lender requests compensation under Section 4.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders.  If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.12(a), or if any Lender is a Defaulting Lender or a Restricted Lender (as defined below), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.10 or Section 4.11) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)          the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.10,

(ii)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(iii)       in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter,

(iv)       in the case of any such assignment by a Restricted Lender, the assignee must have approved in writing the substance of the amendment, waiver or consent which caused the assignor to be a Restricted Lender; and

(v)         such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  For the purposes of this Section 4.12, a “Restricted Lender” means a Lender that fails to approve an amendment, waiver or consent requested by the Credit Parties pursuant to Section 13.2 that has received the written approval of not less than the Required Lenders but also requires the approval of such Lender.

SECTION 4.13  Security.  The Obligations of the Borrower shall be secured as provided in the Security Documents.

SECTION 4.14  Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any Issuing Lender or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 4.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)         Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Lender and the Swingline Lender as herein provided (other than Liens permitted under Sections 10.2(a) or (k)), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)        Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.14 or Section 4.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)         Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 4.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the applicable Issuing Lender and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 4.15, the Person providing Cash Collateral, the applicable Issuing Lender and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 4.15  Defaulting Lenders.

(a)         Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)          Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 13.2.

(ii)        Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Lender and the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of each Issuing Lender and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 4.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize each Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 4.14; sixth, to the payment of any amounts owing to the Lenders, each Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments without giving effect to Section 4.15(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         Certain Fees.

(A)       No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)         Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.14.

(C)         With respect to any letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)        Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)        Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize each Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 4.14.

(vi)        New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(b)        Defaulting Lender Cure.  If the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 4.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that the agreement of the Borrower shall not be required during the occurrence and continuation of a Default or Event of Default; and provided, further, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE V

CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1  Conditions to Closing and Initial Extensions of Credit.  The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letters of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a)          Executed Loan Documents.  This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Swingline Note in favor of the Swingline Lender (if requested thereby), an Initial Term Loan Note in favor of each Initial Term Loan Lender requesting an Initial Term Loan Note, the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed (including via Lender Authorization and Consent) and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b)        Closing Certificates; Etc.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i)          Officer’s Certificate of the Borrower.  A certificate from the chief financial officer of the Borrower to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents that are subject to materiality or Material Adverse Effect qualifications are true, correct and complete in all respects and that all other representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects; that none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; and that each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 5.1 and Section 5.2 that has not been waived.

(ii)         Certificate of Secretary of each Credit Party.  A certificate of the secretary or assistant secretary or other Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (or, if applicable, certification by such Responsible Officer that such articles of incorporation or formation have not been amended since the last date on which they were previously delivered to the Administrative Agent), (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date (or, if applicable, certification by such Responsible Officer that such bylaws or other governing document have not been amended since the last date on which they were previously delivered to the Administrative Agent), (C) resolutions duly adopted by the sole member, board of directors or other governing body of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.1(b)(iii).

(iii)        Certificates of Good Standing.  Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Credit Party has filed required tax returns and owes no delinquent taxes.

(iv)       Opinions of Counsel.  Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the addressees thereof).

(v)         Tax Forms.  If applicable, copies of the United States Internal Revenue Service forms required by Section 4.11(g).

(c)          Lien Search.  The Administrative Agent shall have received the results of a Lien search, in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all Collateral of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien except for Permitted Liens.

(d)          Consents; Defaults.

(i)         Governmental and Third Party Approvals.  The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the Transactions and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no Applicable Law in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii)       No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted or overtly threatened in writing before any Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or that is related to or arises out of, this Agreement or the other Loan Documents or the consummation of the Transactions.

(e)          Financial Matters.

(i)       Financial Projections.  The Administrative Agent shall have received pro forma Consolidated financial statements for the Borrower and its Restricted Subsidiaries, and forecasts prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on an annual basis for each year during the term of the Credit Facility.

(ii)       Financial Condition Certificate.  The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer, that (A) after giving effect to the Transactions, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent, (B) attached thereto are calculations evidencing compliance on a pro forma basis after giving effect to the Transactions with the covenants contained in Article IX, and (C) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing assumptions believed by management of the Borrower to be reasonable) of the financial condition and operations of the Borrower and its Restricted Subsidiaries.

(iii)       Payment at Closing; Fee Letters.  The Borrower shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 4.3 that are then due and any other accrued and unpaid fees or commissions, to the extent invoiced, due hereunder (including legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f)          Miscellaneous.

(i)        Notice of Borrowing.  As to the initial Extensions of Credit, the Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a), and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

(ii)        Due Diligence.  The Administrative Agent shall have completed, to its reasonable satisfaction, all legal, tax, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries in scope and determination reasonably satisfactory to the Administrative Agent in its sole discretion.

(iii)        PATRIOT Act, etc.  The Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act, applicable “know your customer”, anti-money laundering rules and regulations and, to the extent the Borrower constitutes a “legal entity customer” under the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in relation to the Borrower, not less than five Business Days prior to the Closing Date.

(iv)       Other Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent.  The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby with respect to the transactions contemplated by this Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 12.3, for purposes of determining compliance with the conditions specified in this Section 5.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 5.2  Conditions to All Extensions of Credit.  The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit) and convert or continue any Loan and the obligation of any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a)         Continuation of Representations and Warranties.  The representations and warranties of the Borrower and each other Credit Party contained in Article VI and each other Loan Document that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects and the representations and warranties of the Borrower and each other Credit Party contained in Article VI and each other Loan Document that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects, in each case, both before and after giving effect to such proposed borrowing, continuation, conversion, issuance or extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)         No Existing Default.  No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c)         Notices.  The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a) and Section 4.2.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

SECTION 6.1  Representations and Warranties.  To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:

(a)          Organization; Power; Qualification.  Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.  The jurisdictions in which the Borrower and its Restricted Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 6.1(a).

(b)         Ownership.  Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 6.1(b).  As of the Closing Date, the capitalization of the Subsidiaries of the Borrower consists of the number of shares or other interests, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.1(b).  As of the Closing Date, all outstanding shares of the Capital Stock of the Borrower’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 6.1(b).  The shareholders, members or partners, as applicable, of each Subsidiary of the Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 6.1(b).  As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever that are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Subsidiaries of the Borrower, except as described on Schedule 6.1(b).

(c)         Authorization of Agreement, Loan Documents and Borrowing.  Each of the Borrower and its Restricted Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms.  This Agreement and each of the other Loan Documents have been duly executed and delivered by duly authorized officers or other representatives of the Borrower and each of its Restricted Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or the Restricted Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect that affect the enforcement of creditors’ rights and the availability of equitable remedies.

(d)         Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  The execution, delivery and performance by the Borrower and its Restricted Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Restricted Subsidiaries where the failure to obtain such Governmental Approval or such violation of Applicable Law could reasonably be expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Restricted Subsidiaries, (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person that could reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents and Permitted Liens or (v) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority, and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than consents, authorizations, filings or other acts or consents that have been obtained or made or for which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and other than consents or filings under the UCC.

(e)          Compliance with Law; Governmental Approvals.  Each of the Borrower and its Restricted Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened challenge by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all records and documents required to be retained by it under Applicable Law, except in each case under clause (i), (ii) or (iii) above, where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

(f)         Tax Returns and Payments.  Each of the Borrower and its Restricted Subsidiaries has duly filed or caused to be filed all federal, state, local and other material tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other material taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets prior to any delinquency, except those being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP and, except for failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Such returns accurately reflect in all material respects all material liabilities for taxes of the Borrower and its Restricted Subsidiaries for the periods covered thereby.  There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower and its Restricted Subsidiaries.  No Governmental Authority has asserted any Lien or other claim against the Borrower or any Restricted Subsidiary with respect to unpaid taxes that has not been discharged or resolved other than Permitted Liens and claims that could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The charges, accruals and reserves on the books of the Borrower and any of its Restricted Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Restricted Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

(g)        Intellectual Property Matters.  Each of the Borrower and its Restricted Subsidiaries owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing that are reasonably necessary to conduct its business.  No event has occurred that permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Restricted Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect.

(h)         Environmental Matters.  Except to the extent that any of the following, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i)          To the knowledge of the Borrower, the properties owned, leased or operated by the Borrower and its Subsidiaries now or in the past do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations that (A) constitute or constituted a violation of applicable Environmental Laws or (B) could reasonably be expected to give rise to liability under applicable Environmental Laws;

(ii)        To the knowledge of the Borrower, the Borrower, each of its Subsidiaries and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and to the knowledge of the Borrower there is no contamination at, under or about such properties or such operations that could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(iii)     Neither the Borrower nor any Subsidiary thereof has received from any Governmental Authority, any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(iv)        To the knowledge of the Borrower, Hazardous Materials have not been (A) transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in violation of, or in a manner or to a location that could give rise to liability under, Environmental Laws or (B) generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Laws; and

(v)        No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, overtly threatened in writing, under any Environmental Law to which the Borrower or any Subsidiary thereof is or, to the Borrower’s knowledge will be, named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law with respect to the Borrower, any Subsidiary or such properties or such operations.

(i)          ERISA.

(i)       As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Pension Plans or Multiemployer Plans other than those identified on Schedule 6.1(i);

(ii)         The Borrower and each other Credit Party is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder, including the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code, with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified (or the Borrower is entitled to rely on an opinion or advisory letter issued by the Internal Revenue Service to the sponsor of a prototype plan), and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter (or an application for an opinion letter) has not yet expired.  No unsatisfied liability for any taxes or penalties has been incurred by the Borrower or any other Credit Party with respect to any Employee Benefit Plan, or by any other ERISA Affiliate with respect to any Pension Plan or Multiemployer Plan, except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(iii)       As of the Closing Date, no Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan, except where the failure of any of the previous representations could not reasonably be expected to have a Material Adverse Effect;

(iv)       Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has:  (A) incurred any liability to the PBGC that remains outstanding other than the payment of premiums and there are no premium payments that are due and unpaid, (B) failed to make a required contribution or payment to a Multiemployer Plan, or (C) failed to make a required installment or other required payment under Section 412 of the Code;

(v)         No Termination Event has occurred or is reasonably expected to occur;

(vi)       Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any other Credit Party, (B) Pension Plan or (C) Multiemployer Plan; and

(vii)       As of the Closing Date, the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Credit Commitments.

(j)          Margin Stock.  Neither the Borrower nor any Restricted Subsidiary is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used in Regulation U of the Board of Governors of the Federal Reserve System).  No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock in violation of, or for any purpose that violates the provisions of, Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each borrowing hereunder or drawing under each Letter of Credit, not more than 25% of the aggregate value of the assets of the Borrower and its Subsidiaries on a consolidated basis that are subject to the provisions of Section 10.2 or Section 10.4, or that are subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 11.1(g), will be margin stock.

(k)          Government Regulation.  Neither the Borrower nor any Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) or any other Applicable Law that limits its ability to incur or consummate the transactions contemplated hereby.

(l)          Material Indebtedness.  Schedule 6.1(l) sets forth a complete and accurate list of all Material Indebtedness of the Borrower and its Restricted Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 6.1(l), each indenture, contract or agreement executed in connection with such Material Indebtedness is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.  To the extent requested by the Administrative Agent, the Borrower and its Restricted Subsidiaries have delivered or otherwise made available to the Administrative Agent a true and complete copy of each indenture, contract or agreement executed in connection with the Material Indebtedness required to be listed on Schedule 6.1(l) or any other Schedule hereto.  Neither the Borrower nor any Restricted Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any indenture, contract or agreement executed in connection with any Material Indebtedness in any material respect.

(m)        Employee Relations.  Each of the Borrower and its Restricted Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 6.1(m).  The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

(n)       Burdensome Provisions.  Neither the Borrower nor any Restricted Subsidiary is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law that is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect.  The Borrower and its Restricted Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.  No Restricted Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Borrower or any Restricted Subsidiary or to transfer any of its assets or properties to the Borrower or any Restricted Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

(o)        Financial Statements.  The Audited Financial Statements and the financial statements delivered by the Borrower to the Administrative Agent pursuant to Sections 7.1(a), 7.1(b) and the last paragraph of Section 7.1 are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at the respective dates thereof, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments and the absence of notes for unaudited financial statements).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.  Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP.  All pro forma financial statements delivered by the Borrower to the Administrative Agent were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions.

(p)         No Material Adverse Change.  Since December 31, 2021, there has been no material adverse change in the business, assets, operations, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(q)         Solvency.  As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and its Restricted Subsidiaries on a consolidated basis will be Solvent.

(r)          Title to Properties.  Each of the Borrower and its Restricted Subsidiaries has such title to or estate in the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including those reflected on the balance sheets of the Borrower and its Restricted Subsidiaries described in Section 6.1(o), except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except those disposed of by the Borrower or its Restricted Subsidiaries subsequent to such date, which dispositions are expressly permitted hereunder.

(s)          Insurance.  The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such self-insurance and deductibles and covering such risks as are customarily maintained by companies engaged in similar businesses and owning similar properties in locations where the Borrower or the applicable Restricted Subsidiary operates.

(t)          Liens.  None of the properties and assets of the Borrower or any Restricted Subsidiary thereof is subject to any Lien, except Permitted Liens.  Neither the Borrower nor any Restricted Subsidiary thereof has signed any financing statement or any security agreement authorizing any secured party thereunder to file any financing statement, except to perfect Permitted Liens.

(u)          Litigation.  Except for matters existing on the Closing Date and set forth on Schedule 6.1(u), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Restricted Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that (i) either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect, or (ii) materially adversely affects any of the Transactions.

(v)         Absence of Defaults.  No event has occurred or is continuing that constitutes a Default or an Event of Default, or that constitutes, or that with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Restricted Subsidiary thereof under any Material Indebtedness or any material judgment, decree or order to which the Borrower or its Restricted Subsidiaries is a party or by which the Borrower or its Restricted Subsidiaries or any of their respective properties may be bound or that would require the Borrower or its Restricted Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

(w)       Senior Indebtedness Status.  The Obligations of the Borrower and each of its Restricted Subsidiaries under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness.

(x)          Anti-Terrorism; Anti-Money Laundering; and Anti-Corruption.

(i)          Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (A) currently the subject or target of any Sanctions, (B) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by the OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or HMT or (C) located, organized or resident in a Sanctioned Country.

(ii)       The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and have instituted and maintained policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with such laws.

(iii)        The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions to which the Borrower or any of its Subsidiaries are subject and have instituted and maintained policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with such laws.

(y)         Disclosure.  The financial statements, material reports, material certificates and other material information furnished (whether in writing or orally) by or on behalf of any of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of any material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the management of the Borrower to be reasonable at the time.  As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct in all material respects.

(z)          Affected Financial Institutions.  No Credit Party is an Affected Financial Institution.

SECTION 6.2  Survival of Representations and Warranties, Etc.  All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VII

FINANCIAL INFORMATION AND NOTICES

Until all of the Obligations (other than contingent indemnification obligations not yet due and payable) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated, and unless consent has been obtained in the manner set forth in Section 13.2, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 13.1 or such other office as may be designated by the Administrative Agent from time to time (and the Administrative Agent shall promptly make such information available to the Lenders in accordance with its customary practice):

SECTION 7.1  Financial Statements and Projections.

(a)         Quarterly Financial Statements.  As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of each fiscal quarter of each Fiscal Year (other than the last fiscal quarter of any such Fiscal Year), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal quarter, and a report containing management’s discussion and analysis of such financial statements for such fiscal quarter and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer or chief executive officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments.  Delivery by the Borrower to the Administrative Agent of the Borrower’s quarterly report to the SEC on Form 10–Q with respect to any fiscal quarter, or the availability of such report on EDGAR Online or the Borrower’s website on the Internet at the website address listed in Section 13.1 (to the extent such report complies with the requirements of this clause (a)), within the period specified above shall be deemed to be compliance by the Borrower with this Section 7.1(a).

(b)          Annual Financial Statements.  As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year, and a report containing management’s discussion and analysis of such financial statements for such Fiscal Year, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year.  Such annual financial statements shall be audited by an independent certified public accounting firm reasonably acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.  Delivery by the Borrower to the Administrative Agent of the Borrower’s annual report to the SEC on Form 10-K with respect to any Fiscal Year, or the availability of such report on EDGAR Online or the Borrower’s website on the Internet at the website address listed in Section 13.1 (to the extent such report complies with the requirements of this clause (b)), within the period specified above shall be deemed to be compliance by the Borrower with this Section 7.1(b).

(c)          Annual Business Plan and Financial Projections.  As soon as practicable and in any event within sixty (60) days after the end of each Fiscal Year, a business plan of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP to the extent applicable and to include, on a quarterly basis, the following:  a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management’s discussion and analysis of such projections, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that, to such officer’s knowledge, such projections are good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries for such four (4) quarter period.

If the Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly financial information required by clause (a) above, the annual financial information required by clause (b) above and the projected financial statements required by clause (c) above shall include a reasonably detailed presentation satisfactory to the Administrative Agent, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of its Unrestricted Subsidiaries.

SECTION 7.2  Officer’s Compliance Certificate.  At each time financial statements are delivered pursuant to Sections 7.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, an Officer’s Compliance Certificate.

SECTION 7.3  Other Reports.  Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) as the Administrative Agent or any Lender may reasonably request.

SECTION 7.4  Notice of Litigation and Other Matters.  Prompt (but in no event later than fifteen (15) days after a Responsible Officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

(a)          the commencement of, or any material development in, all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Restricted Subsidiary thereof or any of their respective properties, assets or businesses that could reasonably be expected to be adversely determined and, if so determined, to have a Material Adverse Effect;

(b)          any notice of any violation received by the Borrower or any Restricted Subsidiary thereof from any Governmental Authority that could reasonably be expected to have a Material Adverse Effect;

(c)          any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Restricted Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect;

(d)          any litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to be determined adversely to the Borrower or its Restricted Subsidiaries and in which the amount involved is $25,000,000 or more and not covered by insurance or in which injunctive or similar relief that could reasonably be expected to have a Material Adverse Effect is sought;

(e)          (i) any Default or Event of Default or (ii) any event that constitutes or that with the passage of time or giving of notice or both would constitute a default or event of default under any Material Indebtedness;

(f)          (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

(g)       the designation of any Subsidiary as a “restricted subsidiary” (or any similar designation), or the joinder of any Subsidiary as a guarantor, under any Material Indebtedness or any other Indebtedness permitted pursuant to Section 10.1(k);

(h)          the occurrence of a Springing Lien Event pursuant to Section 10.1(m);

(i)         any notice of non-renewal (including with respect to any future period) of a management contract with a Government Counterparty for any reason relating to an Eligible Asset constituting Collateral that could reasonably have a negative and material impact on the value of such Eligible Asset; and

(j)          any change in the information provided in the most recently delivered Beneficial Ownership Certification, if any, that would result in a change to the list of beneficial owners identified therein.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 7.5  Accuracy of Information.  All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VII or any other provision of this Agreement, or any of the Security Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 6.1(y).

SECTION 7.6  Posting of Borrower Materials.  The Borrower hereby acknowledges that (a) the Administrative Agent may make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not yet due and payable) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated, and unless a waiver or consent has been obtained in the manner set forth in Section 13.2, the Borrower will, and will cause each of its Restricted Subsidiaries to:

SECTION 8.1  Preservation of Corporate Existence and Related Matters.

Except as permitted by Section 10.3:

(a)         Preserve and keep in full force and effect its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents of the Borrower or any such Subsidiary, and qualify and remain qualified as a foreign organization and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and

(b)         Preserve and keep in full force and effect the rights (charter and statutory), licenses and franchises of the Borrower and its Subsidiaries; provided, that the Borrower shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the board of directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders;

in each case (other than with respect to preservation of the corporate existence of any Credit Party), to the extent a failure to do so could reasonably be expected to have a Material Adverse Effect.

SECTION 8.2  Maintenance of Property.  Protect and preserve all material properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner.

SECTION 8.3  Insurance.  Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including hazard and business interruption insurance), with such self-insurance and deductibles as are customarily maintained by similar businesses, and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 8.4  Accounting Methods and Financial Records.  Maintain a system of accounting, and keep proper books, records and accounts (that shall be true and correct in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP (or IFRS, if and as applicable) and in compliance with applicable regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 8.5  Payment and Performance of Obligations.  Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all material taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other material indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Restricted Subsidiary may contest any item described in clauses (a) or (b) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

SECTION 8.6  Compliance With Laws and Approvals.  Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.7  Environmental Laws.  In addition to and without limiting the generality of Section 8.6, and except to the extent that a failure to comply with any of the following, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) comply with, and use reasonable efforts to ensure such compliance by all of its tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use reasonable efforts to ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws.

SECTION 8.8  Compliance with ERISA.  In addition to and without limiting the generality of Section 8.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code (other than the obligation to make continuation coverage available) and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 8.9  Compliance With Agreements.  Except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect, comply with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including any indenture, contract or agreement executed in connection with any Material Indebtedness; provided, that the Borrower or any such Restricted Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

SECTION 8.10  Visits and Inspections.  At the Borrower’s expense, permit representatives of the Administrative Agent (and accompanied by any Lender that so requests), from time to time upon reasonable prior notice and at such times during normal business hours, but not more frequently than once per year unless an Event of Default shall have occurred and be continuing, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition and results of operations. Notwithstanding the foregoing, nothing contained in this Section 8.10 shall prevent any Lender from requesting from the Borrower any financial information otherwise required to be delivered under this Agreement to the extent such financial information was not provided to such Lender by the Administrative Agent.

SECTION 8.11  Additional Subsidiaries.

(a)         Additional Domestic Subsidiaries.  Notify the Administrative Agent of (i) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 8.12 or (ii) the creation or acquisition of any Domestic Subsidiary that is a Restricted Subsidiary and promptly thereafter (and in any event within thirty (30) days or such later date as permitted by the Administrative Agent in its sole discretion), cause such Person (unless such Person is an Immaterial Subsidiary (other than any Immaterial Subsidiary that guarantees the Indebtedness under the Existing TLB Credit Agreement)) to (A) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) pledge a security interest in all applicable Collateral covered under the Security Documents owned by such Restricted Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent reasonably shall deem appropriate for such purpose and to comply with the terms of each Security Document, (C) deliver to the Administrative Agent such documents and certificates referred to in Section 5.1 as may be reasonably requested by the Administrative Agent, (D) deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person, (E) deliver to the Administrative Agent such updated Schedules to the Loan Documents as may be reasonably requested by the Administrative Agent with respect to such Person, and (F) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)         Additional Foreign Subsidiaries.  Notify the Administrative Agent at the time that any Person becomes a first-tier Foreign Subsidiary that is a Restricted Subsidiary, and, so long as such Foreign Subsidiary is not an Immaterial Subsidiary, promptly thereafter (and in any event within forty-five (45) days after notification or such later date as permitted by the Administrative Agent in its sole discretion), cause (i) the Borrower or the applicable Restricted Subsidiary to deliver to the Administrative Agent Security Documents pledging sixty-five percent (65%) (or such lesser percentage as may then be necessary to avoid material adverse tax consequences) of the total outstanding Capital Stock of such new Foreign Subsidiary and a consent thereto executed by such new Foreign Subsidiary (including if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such new Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such documents and certificates referred to in Section 5.1 as may be reasonably requested by the Administrative Agent (specifically excluding, however, any joinders or supplements to the Subsidiary Guaranty Agreement and the Security Documents), (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as may be reasonably requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

SECTION 8.12  Designation of Restricted and Unrestricted Subsidiaries.

(a)         Subject to the terms of this Section, the board of directors of the Borrower may designate any Restricted Subsidiary as an Unrestricted Subsidiary (or designate any newly formed or acquired Subsidiary as an Unrestricted Subsidiary to the extent such formation or acquisition is otherwise permitted hereunder); provided that (i) such designation would not result in a Default or Event of Default and (ii) any such individual Subsidiary is not a guarantor of, or a “restricted subsidiary” (or equivalent term) under, any Material Indebtedness or any other Indebtedness permitted pursuant to Section 10.1(k) (unless such Subsidiary is simultaneously being released or designated as an “unrestricted subsidiary” (or equivalent term) in connection with such Indebtedness).  If a Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in such Subsidiary shall be deemed to be Investments made as of the time of the designation, subject to the limitations hereof on Restricted Payments.  That designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b)         Any designation of a Subsidiary as an Unrestricted Subsidiary shall be evidenced to the Administrative Agent by providing prompt written notice to the Administrative Agent together with a certified copy of the resolution of the board of directors of the Borrower giving effect to such designation and a certificate from a Responsible Officer of the Borrower certifying that such designation complied with the conditions set forth in the definition of “Unrestricted Subsidiary” and was permitted by this Section.  If, at any time, any Unrestricted Subsidiary would fail to meet the requirements as an Unrestricted Subsidiary, it shall thereafter cease to be deemed an Unrestricted Subsidiary for purposes of this Agreement and the other Loan Documents, and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 10.1, the Borrower shall be in Default of such covenant.

(c)         The board of directors of the Borrower may at any time redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such redesignation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and such redesignation shall only be permitted if (i) such Indebtedness is permitted under Section 10.1, (ii) the Borrower has demonstrated to the Administrative Agent compliance with Section 9.1, Section 9.2 and Section 9.3 calculated on a pro forma basis as if such redesignation had occurred at the beginning of the most recent four-quarter period ended prior to the date of such redesignation for which financial statements have to be delivered pursuant to Section 7.1, (iii) the Borrower has complied with Section 8.11, and (iv) no Default or Event of Default would be in existence following such redesignation.

(d)        Notwithstanding the foregoing, promptly after the date on which the Borrower or the Administrative Agent determines (and provides the Borrower notice of such determination) that any individual Unrestricted Subsidiary fails to satisfy the requirements specified in the definition of “Unrestricted Subsidiary”, then such Unrestricted Subsidiary shall be redesignated as a Restricted Subsidiary and the Borrower agrees to deliver all instruments, documents, certificates and opinions required pursuant to Section 8.11(a).

SECTION 8.13  Use of Proceeds.  The Borrower shall use the proceeds of the Extensions of Credit (a) to refinance and/or replace certain existing Indebtedness of the Borrower including Indebtedness of the Borrower owed under the Existing Credit Agreement, (b) for general corporate purposes of the Borrower and its Restricted Subsidiaries, including working capital, capital expenditures and Permitted Acquisitions, and (c) to pay fees, commissions and expenses related to this Agreement and the Transactions.

SECTION 8.14  PATRIOT Act.  Promptly upon the request thereof, deliver such information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act and the Beneficial Ownership Regulation), as from time to time reasonably requested by the Administrative Agent or any Lender.

SECTION 8.15  Further Assurances.  Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents.

SECTION 8.16  Senior Unsecured Notes and Existing TLB Credit Agreement.

(a)          Senior Unsecured 2023 Notes.  Commencing on the date that is three months prior to the maturity date of the Senior Unsecured 2023 Notes and at all times thereafter until the date on which the Borrower refinances, repays or defeases in full the Senior Unsecured 2023 Notes, the Borrower shall maintain (individually or through a combination of the following) unrestricted domestic cash and Cash Equivalents plus the unused portion of the Revolving Credit Commitments in an amount equal to or greater than the sum of (i) the amount necessary to fully repay the outstanding principal of, premium, if any, and interest on the Senior Unsecured 2023 Notes plus (ii) $125,000,000.

(b)          Senior Unsecured 2026 Notes.  Commencing on the date that is three months prior to the maturity date of the Senior Unsecured 2026 Notes and at all times thereafter until the date on which the Borrower refinances, repays or defeases in full the Senior Unsecured 2026 Notes, the Borrower shall maintain (individually or through a combination of the following) unrestricted domestic cash and Cash Equivalents plus the unused portion of the Revolving Credit Commitments in an amount equal to or greater than the sum of (i) the amount necessary to fully repay the outstanding principal of, premium, if any, and interest on the Senior Unsecured 2026 Notes plus (ii) $125,000,000.

(c)          Senior Unsecured 2027 Notes.  Commencing on the date that is three months prior to the maturity date of the Senior Unsecured 2027 Notes and at all times thereafter until the date on which the Borrower refinances, repays or defeases in full the Senior Unsecured 2027 Notes, the Borrower shall maintain (individually or through a combination of the following) unrestricted domestic cash and Cash Equivalents plus the unused portion of the Revolving Credit Commitments in an amount equal to or greater than the sum of (i) the amount necessary to fully repay the outstanding principal of, premium, if any, and interest on the Senior Unsecured 2027 Notes plus (ii) $125,000,000.

(d)         Existing TLB Credit Agreement.  Commencing on the date that is three months prior to the maturity date of the Indebtedness under the Existing TLB Credit Agreement and at all times thereafter until the date on which the Borrower refinances, repays or defeases in full the Indebtedness under the Existing TLB Credit Agreement, the Borrower shall maintain (individually or through a combination of the following) unrestricted domestic cash and Cash Equivalents plus the unused portion of the Revolving Credit Commitments in an amount equal to or greater than the sum of (i) the amount necessary to fully repay the outstanding principal of, premium, if any, and interest on the Indebtedness under the Existing TLB Credit Agreement plus (ii) $125,000,000.

(e)          Certificates.  During any period for which the Borrower is required to maintain cash and Cash Equivalents plus availability under the Revolving Credit Commitments pursuant to subsections (a), (b), (c) or (d) above, the Borrower shall provide to the Administrative Agent within 20 days after the end of each month an officer’s certificate of the Borrower, setting forth in reasonable detail calculations demonstrating compliance with the requirements of subsections (a), (b), (c) or (d), as applicable, as of the date of such certificate.

SECTION 8.17  Anti-Corruption Laws; Anti-Money Laundering Laws and Anti-Terrorism Laws.

(a)         The Borrower shall conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions to which the Borrower or any of its Subsidiaries are subject, and maintain policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with such laws.

(b)       The Borrower shall conduct its business in compliance with any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and maintain policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with such laws.

(c)          The Borrower shall conduct its business in compliance with applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with such applicable Sanctions.

SECTION 8.18  Eligible Assets.

(a)        At the written request of the Borrower, so long as no Default or Event of Default has occurred and is continuing, the Credit Parties will be permitted to replace an existing Mortgaged Property with one or more replacement Eligible Assets as Collateral with an aggregate Appraised Value such that, after giving effect to such replacement, the Loan-to-Value Requirement and the requirements of clause (d) below are satisfied, as reasonably determined by the Administrative Agent.  The Administrative Agent will release its Liens and security interests with respect to such Mortgaged Property concurrently with the Borrower providing such replacement Eligible Assets as Collateral.

(b)         If a Mortgaged Property is sold pursuant to a transaction permitted under Section 10.4, then so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent will release its Liens and security interests with respect to such Mortgaged Property and the Borrower shall have a period of 120 days following such sale (as such time may be extended by the Administrative Agent in its sole discretion) to provide replacement Eligible Assets as Collateral, during which period (to the extent permitted pursuant to the Existing TLB Credit Agreement without triggering a requirement to prepay Indebtedness under the Existing TLB Credit Agreement) the net cash proceeds of such sale shall be placed into an escrow account on terms and conditions reasonably satisfactory to the Administrative Agent pending receipt of a satisfactory Appraisal of such replacement Eligible Assets demonstrating compliance with the Loan-to-Value Requirement and the requirements of clause (d) below.  Upon receipt of such Appraisal and completion of the replacement (including delivery of the items in clause (d) below), the net cash proceeds shall be released to the Borrower, along with all accrued interest earned on such escrow account (if any).  To the extent the net proceeds from such sale are not permitted by the Existing TLB Credit Agreement to be escrowed without triggering a requirement to prepay Indebtedness, the Extensions of Credit under the Revolving Credit Facility shall be temporarily limited by an amount that would cause the Borrower to be in pro forma compliance with the Loan-to-Value Requirement until such time as replacement Eligible Assets are provided.

(c)       If at any time a particular Mortgaged Property ceases to be an Eligible Asset (in each case, a “Non-Qualifying Asset”) the Borrower shall promptly notify the Administrative Agent and within 120 days thereafter (as such time may be extended by the Administrative Agent in its sole discretion) either replace such Non-Qualifying Asset with one or more Eligible Assets as Collateral and/or provide additional Eligible Assets as Collateral such that the Loan-to-Value Requirement is satisfied, as reasonably determined by the Administrative Agent. In the case of a sale of a Mortgaged Property or a Mortgaged Property becoming a Non-Qualifying Asset, the value of such Mortgaged Property (based on the most recent Appraisal) shall continue to be included as a Mortgaged Property for purposes of calculating the Loan-to-Value Requirement during such 120-day period (as such time may be extended by the Administrative Agent in its sole discretion).

(d)        In connection with the replacement, substitution or addition of any Eligible Asset as Collateral pursuant to the foregoing clauses (a), (b) and (c), the Borrower shall deliver the items specified in Section 8.19(b) with respect to such Eligible Asset. Furthermore, if at any time the Administrative Agent (i) reasonably determines that the termination of a management contract with a Governmental Counterparty has negatively and materially affected the value of a Mortgaged Property or (ii) receives notice that a management contract with a Governmental Counterparty with respect to a Mortgaged Property will not be renewed for any reason, the Administrative Agent may request a reappraisal of such Mortgaged Property.

SECTION 8.19  Springing Lien Event Matters.  (a) Within 30 days after the occurrence of a Springing Lien Event (as such time may be extended by the Administrative Agent in its sole discretion), with respect to Springing Lien Intangible Assets, the Borrower shall provide the Administrative Agent with perfected first priority Liens (other than Liens permitted pursuant to Section 10.2) on such Springing Lien Intangible Assets (which may include entering into amendments to the existing Collateral Agreement, filing intellectual property security agreements and UCC financing statements and/or entering into additional Security Documents as reasonably requested by the Administrative Agent) and (b) within 120 days after the occurrence of a Springing Lien Event (as such time may be extended by the Administrative Agent in its sole discretion), with respect to Eligible Assets sufficient to satisfy the Loan-to-Value Requirement, the Borrower shall provide the Administrative Agent with the following:

(i)         Mortgages.  Counterparts of a Mortgage with respect to each such Eligible Asset duly executed and delivered by the record owner of such Eligible Asset (together with UCC fixture filings if requested by the Administrative Agent).

(ii)        Title Insurance.  A policy or policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) in the amount equal to the fair market value of such Eligible Asset and fixtures issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”) insuring the Lien of each such Mortgage as a first priority Lien on the Eligible Asset described therein, free of any other Liens except as permitted pursuant to Section 10.2(a), (d), (f), (h), (i) and (r) and such other Liens as are agreed to by the Administrative Agent in its sole discretion, together with such customary endorsements as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, together with evidence reasonably satisfactory to the Administrative Agent of payment of all expenses and premiums of the Title Company and all other sums required in connection with the issuance of each title policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages in the appropriate real estate records.

(iii)      Matters Relating to Flood Hazard Properties.  (A) A completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such Eligible Asset (together with a notice about special flood hazard area status and flood disaster assistance, which, if applicable, shall be duly executed by the applicable Credit Party relating to such Eligible Asset) and (B) if any such Eligible Asset is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under Applicable Law, including Regulation H of the FRB and the other Flood Insurance Laws and as required under Section 8.3.

(iv)         Appraisals. An Appraisal for each such Eligible Asset from an appraiser reasonably satisfactory to the Administrative Agent.

(v)         Surveys.  A survey for each such Eligible Asset, together with an affidavit of no change, if applicable, in favor of the Title Company, sufficient to allow the Title Company to issue the applicable policy of title insurance without a standard survey exception.

(vi)      Opinions.  Customary legal opinions in form and substance reasonably satisfactory to the Administrative Agent with respect to the mortgagor of such Mortgage and the enforceability and perfection of such Mortgage and such other matters as the Administrative Agent shall reasonably require.

(vii)     Other Real Property Deliverables.  Such affidavits, certificates, information, permits, instruments of indemnification and third-party consents as shall be reasonably requested by the Administrative Agent or required to induce the Title Company to issue the title policies and endorsements contemplated above (including using commercially reasonable efforts to deliver such consents, subordinations, estoppels, permits and other documents of any lessor with respect any leasehold interest in the real property of any Credit Party requested by the Administrative Agent or the Title Company).

SECTION 8.20  MIRE Events.  In connection with any amendment to this Agreement pursuant to which any increase, extension or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Administrative Agent for any Mortgaged Property, the deliverables set forth in Section 8.19(b)(iii).

SECTION 8.21  Post-Closing Matters.  The Borrower shall execute and deliver the documents, take the actions and complete the tasks set forth on Schedule 8.21, in each case within the applicable corresponding time limit specified on such schedule.

ARTICLE IX

FINANCIAL COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not yet due and payable) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated, and unless a waiver or consent has been obtained in the manner set forth in Section 13.2, the Borrower and its Restricted Subsidiaries on a Consolidated basis will not:

SECTION 9.1  Consolidated Total Leverage Ratio.  As of any fiscal quarter end, permit the Consolidated Total Leverage Ratio to be greater than 4.50 to 1.00.

SECTION 9.2  Consolidated Secured Leverage Ratio.  As of any fiscal quarter end, permit the Consolidated Secured Leverage Ratio to be greater than 2.50 to 1.00.

SECTION 9.3  Consolidated Fixed Charge Coverage Ratio.  As of any fiscal quarter end, permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.75 to 1.00.

SECTION 9.4  Loan-to-Value Requirement.  Commencing not later than 120 days following a Springing Lien Event (as such time may be extended by the Administrative Agent in its sole discretion) and at all times thereafter, permit the Loan-to-Value Requirement (based on the outstanding aggregate principal amount of the Initial Term Loan and any Incremental Term Loans on such date, the Revolving Credit Commitment on such date and the most recent Appraisals provided to the Administrative Agent pursuant to Section 8.19(b) or 8.18(d), as applicable), not to be met.

ARTICLE X

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not yet due and payable) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated, and unless a waiver or consent has been obtained in the manner set forth in Section 13.2, the Borrower will not and will not permit any of its Restricted Subsidiaries to:

SECTION 10.1  Limitations on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except:

(a)          the Obligations (excluding Hedging Obligations permitted pursuant to Section 10.1(b));

(b)          Indebtedness incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent; provided that any counterparty that is a Lender shall be deemed satisfactory to the Administrative Agent;

(c)          Indebtedness existing on the Closing Date and listed on Schedule 10.1, and any Refinancing Indebtedness in respect thereof;

(d)          Indebtedness of the Borrower and its Restricted Subsidiaries incurred in connection with Finance Leases;

(e)          purchase money Indebtedness of the Borrower and its Restricted Subsidiaries, and any Refinancing Indebtedness in respect thereof;

(f)          Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary or assets were acquired from such Person, to the extent such Indebtedness was not incurred in connection with or in contemplation of, such Person becoming a Restricted Subsidiary or the acquisition of such assets and any Refinancing Indebtedness in respect thereof, in an aggregate amount not to exceed $100,000,000 at any time outstanding;

(g)          Guaranty Obligations in favor of the Administrative Agent for the benefit of the Secured Parties;

(h)          Guaranty Obligations with respect to Indebtedness permitted pursuant to this Section; provided that any guarantee of Refinancing Indebtedness shall only be permitted if it meets the requirements of the definition of Refinancing Indebtedness;

(i)          Indebtedness owed by any Credit Party to another Credit Party;

(j)          Indebtedness of the Borrower or any Restricted Subsidiary consisting of Qualified Trust Indebtedness;

(k)          unsecured Indebtedness of the Borrower and its Restricted Subsidiaries pursuant to the Senior Unsecured Notes, and any Refinancing Indebtedness in respect thereof;

(l)          additional unsecured Indebtedness of the Borrower or its Restricted Subsidiaries; provided that (i) such Indebtedness matures at least six (6) months after the later to occur of the Revolving Credit Maturity Date and the Initial Term Loan Maturity Date as in effect at the time of the incurrence of such Indebtedness, (ii) after giving effect to the incurrence of any such Indebtedness on a pro forma basis, as if such incurrence of Indebtedness had occurred on the first day of the twelve month period ending on the last day of the Borrower’s then most recently completed fiscal quarter, the Borrower and its Restricted Subsidiaries would have been in compliance with all the financial covenants set forth in Article IX, and the Borrower shall have delivered to the Administrative Agent a certificate of its chief financial officer or treasurer to such effect setting forth in reasonable detail the computations necessary to determine such compliance, (iii) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or be continuing and (iv) the documentation governing such Indebtedness contains customary market terms;

(m)       additional secured Indebtedness not otherwise permitted pursuant to this Section in an aggregate amount outstanding not to exceed an amount equal to ten percent (10%) of Consolidated Tangible Assets, determined, with respect to each incurrence of Indebtedness pursuant to this Section 10.1(m), as of the most recently-ended fiscal quarter for which financial statements have been furnished pursuant to clauses (a) and (b), respectively, of Section 7.1 (it being understood that this Section 10.1(m) is a limitation on such Indebtedness on a prospective basis only and that no Default or Event of Default shall occur under this Section 10.1(m) retroactively); provided that (i) the amount of such secured Indebtedness that is recourse to any Credit Party shall not exceed $250,000,000 minus the principal amount of term loans outstanding under the Existing TLB Credit Agreement, (ii) such Indebtedness matures at least six (6) months after the later to occur of the Revolving Credit Maturity Date and the Initial Term Loan Maturity Date as in effect at the time of the incurrence of such Indebtedness (which date, with respect to the term loans outstanding under the Existing TLB Credit Agreement, was April 17, 2023), (iii) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or be continuing and (iv) notwithstanding the Consolidated Total Leverage Ratio at such time, a Springing Lien Event shall be deemed to have occurred upon the use of the $250,000,000 basket pursuant to clause (i) above in an aggregate amount greater than $50,000,000 (other than with respect to the term loans issued pursuant to the Existing TLB Credit Agreement or any Refinancing Indebtedness in respect thereof) and the Borrower shall provide notice to the Administrative Agent thereof pursuant to Section 7.4(h);

(n)          Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries, including Indebtedness represented by letters of credit for the account of the Borrower or any Restricted Subsidiary, in respect of workers’ compensation claims, self-insurance obligations, performance, proposal, completion, surety and similar bonds and completion guarantees provided by the Borrower or its Restricted Subsidiaries in the ordinary course of business; provided that the underlying obligation to perform is that of the Borrower or one of its Restricted Subsidiaries and not that of any other Person and, provided, further, that such underlying obligation is not in respect of borrowed money;

(o)         Indebtedness of the Borrower consisting of customary indemnification, deferred purchase price adjustments or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business or assets permitted to be acquired hereunder;

(p)        Indebtedness of the Borrower or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five (5) Business Days of incurrence; and

(q)       to the extent constituting Indebtedness, liabilities in connection with property assessed clean energy financing or similar financing relating to energy efficiency, renewable energy and other eligible improvements, including, property assessed clean energy (PACE) financing, in an aggregate amount outstanding not to exceed $25,000,000.

For all purposes of this Agreement, if an item of Indebtedness meets the criteria of more than one of the above clauses, the Borrower (i) shall have the right to determine in its sole discretion the clause to which such Indebtedness is to be allocated, (ii) shall not be required to allocate the amount of such Indebtedness to more than one of such clauses, (iii) may elect in its sole discretion to apportion such Indebtedness between or among any two or more of such clauses, and (iv) may reallocate or reclassify all or any part of such Indebtedness between or among any one or more of such clauses at any time and from time to time, provided that, at the time such reallocation or reclassification, such Indebtedness meets the requirements of the clause to which reallocated or reclassified.

SECTION 10.2  Limitations on Liens.  Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:

(a)         Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(b)        Liens or deposits to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(c)         Liens consisting of judgments or judicial attachment liens (including prejudgment attachment), provided that the enforcement of such Liens is effectively stayed, or payment thereof is covered in full (subject to customary deductible) by insurance, or such judgments do not otherwise result in an Event of Default;

(d)         Liens or claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) that are not overdue for a period of more than thirty (30) days or (ii) that are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(e)       Liens consisting of (i) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation, (ii) good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Borrower or any Restricted Subsidiary is a party or (iii) deposits as security for contested taxes or import or customs duties or for the payment of rent, incurred in the ordinary course of business;

(f)          Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property that in the aggregate are not substantial in amount and that do not, in any case, materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;

(g)          Liens securing Hedging Obligations so long as the related Indebtedness was incurred in compliance with Section 10.1(b);

(h)          leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(i)          Liens of the Administrative Agent for the benefit of the Secured Parties under the Loan Documents;

(j)          Liens existing on any asset of any Person at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into a Restricted Subsidiary (i) that were not created in contemplation of or in connection with such event, (ii) that do not extend to or cover any other property or assets of Borrower or any Restricted Subsidiary and (iii) so long as any Indebtedness related to any such Liens is permitted under Section 10.1(f); provided that, to the extent any such Liens extend to or cover any assets of such Person included in the Collateral, (A) the Borrower shall keep records for the accounts receivable of such Person separate from those of the Borrower and its Restricted Subsidiaries and (B) such Person shall not be merged, consolidated or liquidated with or into the Borrower or any Restricted Subsidiary unless such Liens are released in connection therewith;

(k)         Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a credit or depository institution;

(l)          Liens in existence on the Closing Date and described on Schedule 10.2;

(m)       Liens securing Indebtedness permitted under Sections 10.1(d) and (e); provided that (i) such Liens shall be created within one hundred fifty (150) days of the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any assets other than the assets financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such assets at the time of acquisition;

(n)       Liens securing Indebtedness permitted under Section 10.1(m); provided that (i) the total Asset Lien Value of assets owned by the Borrower and its Restricted Subsidiaries on the Closing Date that are subject to such Liens shall not exceed (A) an amount equal to ten percent (10%) of Consolidated Tangible Assets determined as of the end of the fiscal quarter ended immediately prior to the Closing Date less (B) the aggregate amount of all Asset Dispositions made pursuant to Section 10.4(k), and (ii) the total Asset Lien Value subject to such Liens (including those permitted by clause (i) of this proviso) shall not exceed, in the aggregate, an amount equal to ten percent (10%) of Consolidated Tangible Assets determined as of the most recently-ended fiscal quarter for which financial statements have been furnished pursuant to clauses (a) and (b), respectively, of Section 7.1; provided further that compliance with this Section 10.2(n) shall be determined, in each case, as of the date a Lien is incurred in reliance on this Section 10.2(n) (it being understood that this Section 10.2(n) is a limitation on such Liens on a prospective basis only and that no Default or Event of Default shall occur under this Section 10.2(n) retroactively);

(o)          Liens on the Capital Stock of Agecroft to secure the obligations of Agecroft;

(p)          Liens in favor of the Borrower or the Subsidiary Guarantors;

(q)          Liens on the Capital Stock of Unrestricted Subsidiaries; and

(r)          Liens on assets benefited by improvements made with property assessed clean energy financing incurred pursuant to Section 10.1(q); provided that in each case such Liens shall encumber only the assets so benefited.

provided that, notwithstanding anything in the contrary in this Section 10.2, none of the foregoing provisions of this Section 10.2 shall permit any Lien to exist on assets that constituted or would constitute Collateral as a result of a Springing Lien Event, except to the extent that such Liens are (x) on real estate assets subject to a Lien under Section 10.2(n) or (y) expressly permitted on such assets pursuant to Sections 10.2(a)-(m) and (o)-(r).

For all purposes of this Agreement and subject to the limitations set forth above, if a Lien meets the criteria of more than one of the types of Permitted Liens described in the above clauses, the Credit Party in question (i) shall have the right to determine in its sole discretion the clause to which such Lien is to be allocated, (ii) shall not be required to allocate such Lien to more than one of such clauses, (iii) may elect in its sole discretion to apportion such Lien between or among any two or more of such clauses, and (iv) may reallocate or reclassify all or any part of such Lien between or among any one or more of such clauses at any time and from time to time, provided that, at the time such reallocation or reclassification, such Lien meets the requirements of the clause to which reallocated or reclassified.

SECTION 10.3  Limitations on Mergers and Liquidation.  Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)          any Person may be merged or consolidated with or into the Borrower; provided that the Borrower shall be the continuing or surviving Person;

(b)        any Person other than the Borrower may be merged with or consolidated into any Restricted Subsidiary; provided that such Restricted Subsidiary shall be the continuing or surviving Person;

(c)          any Subsidiary of the Borrower may be liquidated, wound-up and/or dissolved into the Borrower or any Restricted Subsidiary; and

(d)          any Subsidiary of the Borrower may merge into the Person such Subsidiary was formed to acquire in connection with a Permitted Acquisition.

SECTION 10.4  Limitations on Asset Dispositions.  Make any Asset Disposition (including the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction) except:

(a)          the sale or lease of equipment, inventory or other assets in the ordinary course of business;

(b)          the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Restricted Subsidiaries;

(c)          any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Subsidiary of the Borrower; provided that if the transferor in such a transaction is a Restricted Subsidiary, then the transferee must either be the Borrower or a Restricted Subsidiary;

(d)          the sale or other disposition of investments permitted pursuant to clause (b) of the definition of Permitted Investments;

(e)          the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(f)          the disposition of any Hedging Agreement;

(g)          the sale (i) for cash or Purchase Notes by the Borrower or any of its Restricted Subsidiaries of Unoccupied Subject Facilities for a minimum price per bed of $25,000, (ii) for cash of other Subject Facilities having a fair market value not to exceed $55,000,000 in the aggregate in any Fiscal Year, and (iii) for cash of any Prison Facility to the United States Bureau of Prisons or any other federal, state or local governmental agency in connection with a management contract with such entity with respect to such Prison Facility, such Asset Disposition to be for fair market value, as determined in good faith by the board of directors of the Borrower and certified in writing by the board of directors to the Administrative Agent;

(h)          any sale or other disposition for cash of Purchase Notes for fair market value;

(i)          the sale and leaseback of Unoccupied Subject Facilities to Governmental Authorities in connection with management contracts relating thereto; provided that the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Borrower, of such Unoccupied Subject Facility that is the subject of that sale and leaseback transaction and such transaction is otherwise on terms and conditions reasonably satisfactory to the Administrative Agent;

(j)          Asset Swaps; provided that (i) the Borrower would, at the time of such Asset Swap and after giving pro forma effect thereto as if such Asset Swap had been made at the beginning of the applicable four-fiscal quarter period, have been permitted to incur at least $1.00 of additional Indebtedness without declining below a Consolidated Fixed Charge Coverage Ratio of 2.0 to 1.0 for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Asset Swap is to made and (ii) the board of directors of the Borrower determines that the fair market value of the assets received by the Borrower in the Asset Swap is not less than the fair market value of the assets disposed of by the Borrower in such Asset Swap and such determination is evidenced by a resolution of the board of directors of the Borrower set forth in an officer’s certificate delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent;

(k)       Asset Dispositions of assets owned by the Borrower and its Restricted Subsidiaries on the Closing Date, not otherwise permitted pursuant to this Section, in an aggregate amount not to exceed (i) an amount equal to ten percent (10%) of Consolidated Tangible Assets determined as of the end of the fiscal quarter ended immediately prior to the Closing Date less (ii) the aggregate amounts of Liens outstanding pursuant to Section 10.2(n) that are subject to clause (i) of the proviso of such Section (after giving effect to any Liens that are released in connection with such Asset Dispositions); provided that compliance with this Section 10.4(k) shall be determined, in each case, as of the date an Asset Disposition is made in reliance on this Section 10.4(k) (it being understood that this Section 10.4(k) is a limitation on such Asset Dispositions on a prospective basis only and that no Default or Event of Default shall occur under this Section 10.4(k) retroactively);

(l)          the sale by CCA (U.K.) Ltd, a U.K. corporation, of its interest in Agecroft;

(m)          the sale or other disposition by the Borrower of its interest in the Agecroft Note;

(n)          sales or other dispositions permitted pursuant to Section 10.5;

(o)          Asset Dispositions not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $50,000,000 in any Fiscal Year;

(p)         the sale of Prairie Correctional Facility, Huerfano County Correctional Center, Diamondback Correctional Facility, Marion Adjustment Center, Kit Carson Correctional Center, West Tennessee Detention Facility and McRae Correctional Facility, including the corresponding improvements and all personal property at such locations owned by the Borrower or any of the other Credit Parties; and

(q)          additional Asset Dispositions of assets acquired by the Borrower and its Restricted Subsidiaries after the Closing Date and Designated Assets, subject to the terms and conditions set forth below:

(i)          the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Disposition at least equal to (A) the fair market value of the assets (other than Designated Assets) sold or otherwise disposed of or (B) the Designated Asset Value of the Designated Assets sold or otherwise disposed of;

(ii)          the fair market value or Designated Asset Value, as applicable, is determined by the board of directors of the Borrower and evidenced by a resolution of such board of directors set forth in an officer’s certificate delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent; and

(iii)        at least 75% of the consideration received in the Asset Disposition by the Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents.  For purposes of this clause (iii) only, each of the following will be deemed to be cash:

(A)        any liabilities, as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet, of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to this Agreement) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Restricted Subsidiary from further liability;

(B)        any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted within ninety (90) days of the applicable Asset Disposition by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(C)        100% of the securities, notes or other obligations or Indebtedness actually received by the Borrower as consideration for the sale or other disposition of a Designated Asset pursuant to the terms of a Designated Asset Contract, but only to the extent that such securities, notes or other obligations or Indebtedness were explicitly required to be included, or permitted to be included solely at the option of the purchaser, in such consideration pursuant to the terms of the applicable Designated Asset Contract;

(D)       100% of the Indebtedness actually incurred in favor of the Borrower as consideration for the sale or other disposition of an Unoccupied Subject Facility; and

(E)         any Designated Non-Cash Consideration received by the Borrower or any such Restricted Subsidiary in the Asset Disposition.

For the avoidance of doubt, a lease by the Borrower or a Subsidiary, as lessee, of any asset disposed of in a transaction not prohibited by this Section 10.4, shall be permitted so long as such lease is not otherwise prohibited by this Agreement.

SECTION 10.5  Restricted Payments.  (a)  Declare or pay any dividend or make any other payment or distribution on account of the Borrower’s, or any Restricted Subsidiary’s, Capital Stock (including any payment in connection with any merger or consolidation involving the Borrower or any Restricted Subsidiary) or to the direct or indirect holders of the Borrower’s or any Restricted Subsidiary’s Capital Stock in their capacity as such (other than dividends or distributions (i) payable in Capital Stock (other than Disqualified Stock) of the Borrower or (ii) payable to the Borrower and/or a Restricted Subsidiary of the Borrower or payable from a Foreign Subsidiary to another Foreign Subsidiary), (b) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Borrower) any Capital Stock of the Borrower, (c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except a payment of interest or principal at the Stated Maturity thereof or a payment of principal or interest on Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, or (d) make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (d) above being collectively referred to as “Restricted Payments”); provided that:

(A)        during any time in which no Event of Default exists, the Borrower may redeem, repurchase, retire, defease or otherwise acquire any Subordinated Indebtedness of the Borrower or any Restricted Subsidiary or any Capital Stock of the Borrower in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Capital Stock of the Borrower (other than Disqualified Stock);

(B)        during any time in which no Event of Default exists, the Borrower may defease, redeem, repurchase or otherwise acquire Subordinated Indebtedness of the Borrower or any Restricted Subsidiary with the net cash proceeds from an incurrence of Refinancing Indebtedness;

(C)        during any time in which no Event of Default exists, any Restricted Subsidiary may (1)  make loans or advances to the Borrower or any of its Restricted Subsidiaries and (2) pay any dividend or the make any other distribution (x) to the Borrower or any Restricted Subsidiary or (y) to the holders of its Capital Stock on a pro rata basis;

(D)       during any time in which no Event of Default exists, the Borrower may repurchase its Capital Stock if deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof or represents shares tendered by an existing or former employee of the Borrower or any Subsidiary (or the estate, heirs or assigns of such employee) to satisfy the employer’s minimum statutory tax-withholding obligation related to employee stock awards;

(E)        during any time in which no Event of Default exists, the Borrower may declare and make Restricted Payments (excluding Restricted Payments otherwise permitted under this Section 10.5) in an aggregate amount equal to the greater of (i) $50,000,000 during any period of four consecutive fiscal quarters, and (ii) the greatest amount of Restricted Payments that, after giving pro forma effect thereto, would not cause the Consolidated Secured Leverage Ratio for the most recently ended period of four (4) consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 7.1 to exceed 1.50 to 1.00 (it being understood that this Section 10.5(E) is a limitation on Restricted Payments on a prospective basis only and that no Default or Event of Default shall occur under this Section 10.5(E) retroactively); and

(F)         with respect to any tax year of the Borrower during which the Borrower was taxed as a real estate investment trust under Sections 856-860 of the Code, the Borrower may make Restricted Payments in an amount equal to (but not in excess of) the amount that would need to be distributed to the Borrower’s shareholders in order for the Borrower to make the minimum distributions required to be distributed to its shareholders under the Code and to the extent provided by Section 860 of the Code and U.S. Treasury Regulations promulgated thereunder (i) to avoid the payment of taxes or penalties imposed under Sections 857(b)(1) and 4981 of the Code, and (ii) to avoid the payment of taxes or penalties imposed under Section 857(b)(3) of the Code.

The preceding provisions will not prohibit the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement.

SECTION 10.6  Limitations on Exchange and Issuance of Disqualified Stock.  Issue, sell or otherwise dispose of any class or series of Disqualified Stock.

SECTION 10.7  Transactions with Affiliates.  Directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates other than:

(i)          transactions permitted by Sections 10.1, 10.2, 10.3, 10.4, 10.5, and 10.6;

(ii)         transactions existing on the Closing Date and described on Schedule 10.7;

(iii)        normal compensation and reimbursement of reasonable expenses of officers and directors;

(iv)        transactions between or among the Borrower and/or its Restricted Subsidiaries;

(v)         any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of the Borrower and its Restricted Subsidiaries; and

(vi)       other transactions (including employment agreements and indemnity agreements) in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arms-length transaction with an independent, unrelated third party, as determined in good faith by the board of directors of the Borrower.

SECTION 10.8  Certain Accounting Changes; Organizational Documents.  (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP (it being agreed that a conversion from GAAP to IFRS shall be permitted) or (b) except pursuant to a transaction permitted by Section 10.3, amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or bylaws (or other similar documents) in any manner adverse in any respect to the rights or interests of the Lenders hereunder.

SECTION 10.9  Amendments; Payments and Prepayments of Material Indebtedness.

(a)         Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Material Indebtedness (including the Senior Unsecured Notes) in any respect that would materially adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

(b)        Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Material Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance (including (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof), other than the prepayment of Material Indebtedness permitted hereunder (including as otherwise permitted pursuant to Sections 2.4, 2.5 and 10.5); provided, however, that (A) the Borrower may make optional or voluntary payments of Material Indebtedness so long as (1) such payment, prepayment, or repurchase is with the proceeds of Refinancing Indebtedness with respect thereto or (2)(x) the Borrower has demonstrated that the pro forma Consolidated Total Leverage Ratio is less than 3.75 to 1.00 as of the end of the fiscal quarter most recently ended on or prior to the date of any such payment and after giving effect thereto and (y) the Borrower and its Restricted Subsidiaries have a combination of Unrestricted Cash and Cash Equivalents plus availability under the Revolving Credit Facility of at least $125,000,000, and (B) the Borrower and its Restricted Subsidiaries may make optional or voluntary payments or prepayments of any intercompany Indebtedness incurred pursuant to Section 10.1(i).

SECTION 10.10  Restrictive Agreements.

(a)          Enter into any Indebtedness (other than the Senior Unsecured Notes and any Refinancing Indebtedness in respect thereof) that restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties as security for the Obligations, other than the assets or properties securing such Indebtedness.

(b)          Enter into or permit to exist any agreement (other than the Senior Unsecured Notes and any Refinancing Indebtedness in respect thereof) that impairs or limits the ability of any Restricted Subsidiary of the Borrower to pay dividends to the Borrower.

SECTION 10.11  Nature of Business.  Engage in any business other than a Permitted Business.

SECTION 10.12  Impairment of Security Interests.  Take or omit to take any action that would have the result of materially impairing the security interests in favor of the Administrative Agent with respect to the Collateral.

SECTION 10.13  Use of Proceeds.  Use the proceeds of the Extensions of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose (except to the extent that such purchase would not cause more than 25% of the aggregate value of the assets of the Borrower and its Subsidiaries on a consolidated basis that are subject to the provisions of Section 10.2 or Section 10.4, or that are subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 11.1(g), to consist of margin stock).

SECTION 10.14  Sanctions; Anti-Corruption Laws.

(a)        Directly or indirectly, use the proceeds of any Extension of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of, or business with, any Sanctioned Person, or in any Sanctioned Country Jurisdiction, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Administrative Agent, Issuing Lender, Swingline Lender, or otherwise) of Sanctions.

(b)         Directly or indirectly use the proceeds of any Extension of Credit for any purpose that would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions to which the Borrower or any of its Subsidiaries are subject.

ARTICLE XI

DEFAULT AND REMEDIES

SECTION 11.1  Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)        Default in Payment of Principal of Loans and Reimbursement Obligations.  The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)        Other Payment Default.  The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.

(c)        Misrepresentation.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Loan Document or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made, by or on behalf of the Borrower or any other Credit Party herein, in any other Loan Document or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications shall be incorrect or misleading in any material respect when made or deemed made.

(d)        Default in Performance of Certain Covenants.  The Borrower or any other Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 7.1, 7.2, 7.4(e)(i), 8.1 (solely with respect to existence of the Borrower), 8.18, 8.19 or Articles IX or X.

(e)        Default in Performance of Other Covenants and Conditions.  The Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (except as otherwise specifically provided in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of any Credit Party having obtained actual knowledge thereof.

(f)         Hedging Agreement.  The Borrower or any other Credit Party shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and the Termination Value owed by such Credit Party as a result thereof exceeds $25,000,000.

(g)         Material Indebtedness Cross-Default.  The Borrower or any other Credit Party shall (i) default in the payment of any Material Indebtedness (other than the Loans or any Reimbursement Obligation) beyond the period of grace if any, provided in the instrument or agreement under which such Material Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Material Indebtedness (other than the Loans or any Reimbursement Obligation) or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Material Indebtedness to become due prior to its Stated Maturity (any applicable grace period having expired).

(h)          Change in Control.  Any Change in Control shall occur.

(i)          Voluntary Bankruptcy Proceeding.  The Borrower or any Restricted Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(j)        Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Borrower or any Restricted Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Restricted Subsidiary thereof or for all or any substantial part of the assets thereof, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including an order for relief under any Debtor Relief Laws) shall be entered.

(k)         Failure of Agreements.  Any material provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any other Credit Party party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the Collateral purported to be covered thereby (subject to Permitted Liens), in each case other than in accordance with the express terms hereof or thereof.

(l)          Termination Event.  The occurrence of any of the following events:  (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts that, under the provisions of any Pension Plan or Section 412 or 430 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an Unfunded Pension Liability in excess of $25,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $25,000,000.

(m)        Judgment.  A judgment or order for the payment of money that causes the aggregate amount of all such judgments, in any Fiscal Year, to exceed $25,000,000 in excess of amounts covered by independent third-party insurance as to which the insurer does not dispute coverage, shall be entered against the Borrower or any Credit Party by any court, and such judgment or order shall continue without having been discharged, vacated, stayed or bonded for a period of thirty (30) consecutive days after the entry thereof.

SECTION 11.2  Remedies.  Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)          Acceleration; Termination of Facilities.  Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding;

(b)          Letters of Credit.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph (a), require that the Borrower at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis.  After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower; and

(c)         Rights of Collection.  Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.

SECTION 11.3  Rights and Remedies Cumulative; Non-Waiver; etc.

(a)         The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b)         Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 11.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or a Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 13.4 (subject to the terms of Section 4.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 11.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 11.4  Crediting of Payments and Proceeds.  In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Administrative Agent, on behalf of the Lenders, or by any Lender, upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the applicable Issuing Lender in its capacity as such;

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them);

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, Cash Management Obligations and any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Lenders, the Issuing Lenders, the Cash Management Banks and the Hedge Banks in proportion to the respective amounts described in this clause Fifth held by them);

Sixth, to the Administrative Agent for the account of the applicable Issuing Lender, to Cash Collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Obligations arising under Cash Management Agreements and Hedging Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII for itself and its Affiliates as if a “Lender” party hereto.

SECTION 11.5  Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 4.3 and 13.3) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.3 and 13.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 11.6  Credit Bidding.

(a)         With the written consent of the Required Lenders, the Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b)       Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE XII

THE ADMINISTRATIVE AGENT

SECTION 12.1  Appointment and Authority.

(a)        Effective as of the Closing Date, Citizens Bank, N.A. will cease to be the administrative agent under the Existing Credit Agreement. Each of the Lenders and each Issuing Lender hereby irrevocably appoints Alter Domus to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any Restricted Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)         The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and each Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties).  In this connection, the Administrative Agent, as “collateral agent”, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of Articles XII and XIII (including Section 13.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 12.2  Rights as a Lender.  If the Person serving as the Administrative Agent hereunder is also a Lender, such Person shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 12.3  Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.2 and Section 11.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment; provided that, any action or any omission to act taken by the Administrative Agent at the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.2 and Section 11.2) shall not constitute gross negligence or willful misconduct of the Administrative Agent.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and stating that such notice is a “Notice of Default” is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lenders.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 12.4  Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 12.5  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

SECTION 12.6  Resignation or Removal of Administrative Agent.

(a)        The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States or other entity that serves as administrative agent in other similar syndicated credit facilities.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor.  If the Person serving as Administrative Agent is not a Lender, to the extent permitted by Applicable Law and by notice in writing to such Person, (i) the Required Lenders may remove such Person as Administrative Agent and (ii) so long as no Default or Event of Default exists, the Borrower may remove such Person as Administrative Agent with the consent of the Required Lenders, such consent not to be unreasonably withheld, and, in either case, the Required Lenders, in consultation with the Borrower, may appoint a successor.  In either of the foregoing cases, if no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)          With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security solely as gratuitous bailee held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall (to the extent not already discharged as provided above) be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 13.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 12.7  Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 12.8  No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

SECTION 12.9  Collateral and Guaranty Matters.

(a)         Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorizes the Administrative Agent, at its option and in its discretion:

(i)          to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon repayment of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder, the termination of the Revolving Credit Commitment and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition or other transaction permitted hereunder or under any other Loan Document or (C) subject to Section 13.2, if approved, authorized or ratified in writing by the Required Lenders;

(ii)         to subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien (except Permitted Liens permitted solely by Section 10.2(n)); and

(iii)     to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement, the Collateral Agreement and any other Security Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section.

(b)        The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 12.10  Hedging Agreements and Cash Management Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 11.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article XII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Agreements and Hedging Agreements unless the Administrative Agent has requested copies and received written notice of such Cash Management Agreements and Hedging Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 12.11  Lender ERISA Representation.

(a)        Each Lender (x) represents and warrants, as of the Closing Date (with such Lender’s execution of the amendment on such date constituting its representation and warranty) or, if later, the date such Person becomes a Lender party hereto, to, and (y) covenants, from the Closing Date or, if later, the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Credit Commitments,

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement,

(iii)      (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)        In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the Closing Date (with such Lender’s execution of the amendment on such date constituting its representation and warranty) or, if later, the date such Person becomes a Lender party hereto, to, and (y) covenants, from the Closing Date or, if later, the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i)          none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)       the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)        the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)         no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Revolving Credit Commitments or this Agreement.

(c)          The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Revolving Credit Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Revolving Credit Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 12.12  Erroneous Payments.

(a)          Each Lender and the Issuing Lender hereby agrees that (i) if the Administrative Agent (x) notifies such Lender or the Issuing Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or the Issuing Lender from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender or the Issuing Lender (whether or not known to such Lender or the Issuing Lender)  (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and (y) demands the return of such Erroneous Payment (or a portion thereof), such Lender or the Issuing Lender shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or the Issuing Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender or the Issuing Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar theory or doctrine.  A notice of the Administrative Agent to any Lender or the Issuing Lender under this clause (a) shall be conclusive, absent manifest error.

(b)          Without limiting the immediately preceding clause (a), each Lender and the Issuing Lender hereby further agrees that if it receives a payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent, (y) that was not preceded or accompanied by a notice of payment, or (z) that such Lender or the Issuing Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such Lender or the Issuing Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such Lender or the Issuing Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar theory or doctrine.  Each Lender and the Issuing Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or the Issuing Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)         The Borrower and each other Credit Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or the Issuing Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s rights and remedies under this Section 12.12), the Administrative Agent shall be subrogated to all the rights of such Lender or the Issuing Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party; provided that this Section 12.12 shall not be interpreted to increase (or accelerate the due date for) the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, this Section 12.12(c) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(d)         In addition to any rights and remedies of the Administrative Agent provided by law, Administrative Agent shall have the right, without prior notice to any Lender or the Issuing Lender, any such notice being expressly waived by such Lender or the Issuing Lender to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 12.12 and that has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent or any of its Affiliate, branch or agency thereof to or for the credit or the account of such Lender or the Issuing Lender. Administrative Agent agrees promptly to notify the Lender or the Issuing Lender after any such setoff and application made by Administrative Agent; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(e)          Each party’s obligations under this Section 12.12 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1  Notices.

(a)        Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:
CoreCivic, Inc.
5501 Virginia Way, Suite 110
Brentwood, Tennessee 37027
Attention:  Chief Financial Officer
Telephone No.:  (615) 263-3000
Telecopy No.:  (615) 263-3170
Website: www.corecivic.com
Email: david.garfinkle@corecivic.com

With copies to:
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attention:  F. Mitchell Walker
Telephone No.:  (615) 742-6275
Telecopy No.:  (615) 742-2775
Email: MWalker@bassberry.com

If to Alter Domus as Administrative Agent:
Alter Domus Products Corp.
225 W. Washington Street, 9th Floor
Chicago, Illinois 60606
Attention:  Legal Department – Agency, Emily Ergang Pappas and Vincent Bonano
Telephone No.:  (312) 564-5100
Telecopy No.:  (312) 376-0751
Email: legal_agency@alterdomus.com,
emily.ergangpappas@alterdomus.com and
vincent.bonano@alterdomus.com

With copies to:	Holland & Knight LLP 150 N. Riverside Plaza, Suite 2700 Chicago, Illinois 60606 Attention: Joshua M. Spencer Telephone No.: (312) 263-36000 Telecopy No.: (312) 578-6666 Email: joshua.spencer@hklaw.com

If to any Lender:	To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)       Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)         Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office that shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d)          Platform.

(i)          Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lender and the other Lenders by posting the Borrower Materials on the Platform.

(ii)       The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or breach in bad faith of such Agent Party’s contractual obligations hereunder; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

SECTION 13.2  Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a)          (i) waive any condition precedent to any Extension of Credit under the Revolving Credit Facility set forth in Section 5.2 or (ii) amend or otherwise modify Section 5.2, if the effect of such amendment or modification is to require the Revolving Credit Lenders to make Revolving Credit Loans (pursuant to a substantially concurrent request by the Borrower) when such Revolving Credit Lenders would not otherwise be required to do so, in each case, without the written consent of the Required Revolving Credit Lenders;

(b)         increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 11.2) or the amount of Loans of any Lender without the written consent of such Lender;

(c)         postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)        reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(e)         change Section 4.4 or Section 11.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(f)         change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders”, “Required Revolving Credit Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(g)         release all of the Subsidiary Guarantors or release Subsidiary Guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Subsidiary Guaranty Agreement (other than as authorized in Section 12.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document), without the written consent of each Lender; or

(h)         release or subordinate all or a material portion of the Collateral or release any Security Document (other than as authorized in Section 12.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender as such under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights, duties, obligations or responsibilities of the Administrative Agent as such under this Agreement or any other Loan Document; (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

In addition, notwithstanding anything to the contrary herein, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without its further consent, to enter into amendments or modifications to this Agreement (including amendment to this Section 13.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent may reasonably deem appropriate in order to effectuate any increase in the Revolving Credit Commitment pursuant to Section 2.7 or any Incremental Term Loans pursuant to Section 2.8, including amendments to permit such increases in the Revolving Credit Commitment and any Incremental Term Loans to share ratably in the benefits of this Agreement and the other Loan Documents and to include appropriately any Lenders under such increases in the Revolving Credit Commitment and any Incremental Term Loans in any determination of Required Lenders or Required Revolving Credit Lenders, as applicable; provided that no such amendment or modification shall adversely affect in any material respect the rights of any Lender, in each case, without the written consent of such affected Lender.

SECTION 13.3  Expenses; Indemnity.

(a)          Costs and Expenses.  The Borrower and any other Credit Party, jointly and severally, shall, promptly following written demand therefor, pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and each of their respective Affiliates (including the reasonable fees, charges and disbursements of McGuireWoods LLP and of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, each Lender and the Issuing Lenders in connection with the enforcement or preservation of any rights (including the reasonable fees, charges and disbursements of counsel therefor and all such out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of any Loans or Letters of Credit) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including the fees and disbursements of counsel to the Administrative Agent, each Lender and the Issuing Lenders; provided that, so long as no Default or Event of Default exists, such reimbursement for legal fees and disbursements shall be limited to (x) the fees and disbursements of one primary counsel designated by the Administrative Agent plus (y) the fees and disbursements of McGuireWoods LLP plus (z) the fees and disbursements of any local and specialist counsel engaged by the Administrative Agent.

(b)         Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any civil penalties or fines assessed by OFAC), damages, liabilities and related costs and expenses (including the fees, settlement costs, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Transactions), or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the applicable Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related costs or expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or breach in bad faith of such Indemnitee’s contractual obligations hereunder or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 13.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)         Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to pay indefeasibly any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the applicable Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the applicable Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to an Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such subagent) or the applicable Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or applicable Issuing Lender or the Swingline Lender in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.

(d)        Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)          Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

(f)         Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, any Issuing Lender and the Swingline Lender, the replacement of any Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 13.4  Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender, irrespective of whether or not such Lender, such Issuing Lender or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, each Issuing Lender, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have.  Each Lender, each Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 13.5  Governing Law; Jurisdiction, Etc.

(a)          Governing Law.  This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York, without reference to the conflicts or choice of law principles thereof, other than such principles that are stated in Section 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

(b)         Submission to Jurisdiction.  Each of the Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, the Swingline Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding that is not subject to appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)         Waiver of Venue; Objection.  Each of the Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)         Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 13.6  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 13.7  Reversal of Payments.  To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral, which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 13.8  Injunctive Relief; Punitive Damages.

(a)          The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders.  Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages, to the extent permitted by Applicable Law and principles of equity.

(b)         To the extent permitted by Applicable Law, the Administrative Agent, the Lenders and the Borrower (on behalf of itself and the Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

SECTION 13.9  Accounting Matters.  If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 13.10  Successors and Assigns; Participations.

(a)         Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans (including for purposes of this paragraph (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that

(i)          except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to and recorded in the Register by the Administrative Agent) shall not be less than $5,000,000, unless (A) such assignment is made to an existing Lender, to an Affiliate thereof or to an Approved Fund with respect thereto, or (B) each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Commitment assigned;

(iii)        no consent shall be required for any assignment except to the extent required by subsections (b)(i) and (b)(iv) of this Section and, in addition:

(A)        the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;

(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) the Revolving Credit Facility unless such assignment is to a Person that is a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund with respect to a Revolving Credit Lender or (2) any Incremental Term Loans unless such assignment is to a Person that is a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender;

(C)        the consent of the Issuing Lenders (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility;

(D)        the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility;

(iv)      the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all documentation and other information reasonably determined by the Administrative Agent to be required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(v)       no such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B);

(vi)        no such assignment shall be made to a natural person; and

(vii)      in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and the Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), any “know your customer” information requested by the Administrative Agent, the processing and recordation fee referred to in Section 13.10(b)(iv) and any written consent to such assignment required by Section 13.10(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the Eligible Assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this Section 13.10(b).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the date of recordation in the Register, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 13.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)        Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(d)          Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender sell participations to any Person (other than a natural person, a Defaulting Lender, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s rights and obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the exercise of such rights and the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 13.2 that directly affects such Participant.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.11 (subject to the requirements and limitations therein, including the requirements under Section 4.11(g) (it being understood that the documentation required under Section 4.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.6 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be presumed correct absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)         Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 4.10 and 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.11(g) as though it were a Lender.

(f)          Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)         Resignation as Swingline Lender or Issuing Lender after Assignment.

(i)         A Lender that is a Swingline Lender may at any time assign all of its Revolving Credit Commitments pursuant to, and subject to the terms of, this Section 13.10.  If such Swingline Lender ceases to be a Lender, the same shall constitute its resignation as Swingline Lender.  Upon the resignation of a Swingline Lender, such Swingline Lender’s obligations to make Swingline Loans shall terminate, but it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Credit Lenders to make Revolving Credit Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.2(b).

(ii)        Any Lender that is an Issuing Lender may at any time assign all of its Revolving Credit Commitments pursuant to, and subject to the terms of, this Section 13.10.  If such Issuing Lender ceases to be a Lender, it may, at its option, resign as an Issuing Lender.  In addition, any additional Issuing Lender may, at any time give notice of its resignation to the Administrative Agent and the Borrower.  Upon the resignation of any Issuing Lender, such Issuing Lender’s obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of an Issuing Lender hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all L/C Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in outstanding Letter of Credit Obligations), shall continue.

SECTION 13.11  Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, accountants, legal counsel, advisors and representatives on a reasonable “need-to-know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement or Cash Management Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement or Cash Management Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.7 or 2.8, or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) [reserved], (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates or in accordance with any such Person’s regulatory compliance policy if such Person deems the same to be necessary for the mitigation of claims by those authorities against such Person or any of its Affiliates.  For purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  The Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments. The Credit Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Credit Parties.

Each of the Administrative Agent, the Lenders and the Issuing Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities laws.

SECTION 13.12  Performance of Duties.  Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 13.13  All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Revolving Credit Commitment remains in effect or the Credit Facility has not been terminated.

SECTION 13.14  Survival of Indemnities.  Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 13.15  Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 13.16  Severability of Provisions.  Any provision of this Agreement or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 13.17  Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 13.18  Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 13.19  Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document (except for contingent Obligations that expressly survive the termination of this Agreement or any other Loan Document) shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or have been Cash Collateralized) and the Revolving Credit Commitment has been terminated.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement that survives such termination.

SECTION 13.20  Advice of Counsel, No Strict Construction.  Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 13.21  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates or any other Person and (B) the Administrative Agent has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and (iii) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 13.22  USA PATRIOT Act.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and Subsidiary Guarantors, which information includes the name and address of each Borrower and Subsidiary Guarantor and other information that will allow such Lender to identify such Borrower or Subsidiary Guarantor in accordance with the PATRIOT Act.

SECTION 13.23  Inconsistencies with Other Documents; Independent Effect of Covenants.

(a)         In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents that imposes additional burdens on the Borrower or its Restricted Subsidiaries or further restricts the rights of the Borrower or its Restricted Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b)        The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII, IX, or X shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII, IX, or X if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII, IX, or X.

SECTION 13.24  Electronic Execution of Assignments and Certain Other Documents.  The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything contained herein to the contrary, neither the Administrative Agent, any Issuing Lender nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent, such Issuing Lender or such Lender pursuant to procedures approved by it; and provided further, without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

SECTION 13.25  Keepwell.  Each Qualified ECP Guarantor (as defined below) hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Subsidiary Guaranty Agreement and the other Loan Documents in respect of Hedging Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under the Subsidiary Guaranty Agreement or any other Loan Document, voidable under Debtor Relief Laws and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Guaranteed Obligations (as defined in the Subsidiary Guaranty Agreement) and all the obligations of the Subsidiary Guarantors shall have been paid in full in cash and the Revolving Credit Commitments terminated.  Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.  For purposes of this Section, “Qualified ECP Guarantor” means, in respect of any Hedging Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Hedging Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 13.26  Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Solely to the extent any Lender or Issuing Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any parties hereto, each party hereto acknowledges that any liability of any Lender or Issuing Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any Lender or Issuing Lender that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority

SECTION 13.27   Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 13.27, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 13.28   Amendment and Restatement; No Novation.  This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Closing Date.  The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement.  On the Closing Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by this Agreement and the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Revolving Credit Commitments of the Lenders hereunder.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their duly authorized officers, all as of the date and year first written above.

BORROWER:

CORECIVIC, INC.

By:	/s/ David M. Garfinkle
Name:	David M. Garfinkle
Title:	Executive Vice President and Chief Financial Officer

Third Amended and Restated Credit Agreement
CoreCivic, Inc.
Signature Page

ADMINISTRATIVE AGENT:

ALTER DOMUS PRODUCTS CORP., as Administrative Agent

By:	/s/ Pinju Chiu
Name:	Pinju Chiu
Title:	Associate Counsel

LENDERS:

ALTER DOMUS PRODUCTS CORP., as Administrative Agent, and on behalf of each Lender, each Issuing Lender and each Swingline Lender at the direction of each Lender, each Issuing Lender and each Swingline Lender pursuant to an applicable Lender Authorization and Consent

By:	/s/ Pinju Chiu
Name:	Pinju Chiu
Title:	Associate Counsel

Third Amended and Restated Credit Agreement
CoreCivic, Inc.
Signature Page